Exhibit 10.31

Confidential portions of this document have been redacted and omitted pursuant to a Request for Confidential Treatment filed with the Securities and Exchange Commission (the "SEC") pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended. The redacted and omitted portions are indicated with the notation “*” and have been filed separately with the SEC.

COLLABORATIVE RESEARCH AND

DEVELOPMENT AGREEMENT

BY AND BETWEEN

ENUMERAL BIOMEDICAL HOLDINGS, INC.

and

THE UNIVERSITY OF TEXAS M. D. ANDERSON CANCER CENTER

January 11, 2016

i

6.	ARTICLE 6 — CONSIDERATION		29
	6.1	Net Income Payments	29
	6.2	Quarterly Reports, Payments.	30
	6.3	Overdue Payments	31
	6.4	Payments; Withholding Tax.	31

7.	ARTICLE 7 – CONFIDENTIAL INFORMATION; PUBLICITY		32
	7.1	Confidentiality	32
	7.2	Publicity	33
	7.3	Publications and Presentations	33
	7.4	Use of Proprietary Materials.	34

8.	ARTICLE 8 — GRANT OF LICENSES; EXCLUSIVITY		34
	8.1	Grant of Licenses to Enumeral	34
	8.2	Grant of Licenses to MDACC	35
	8.3	No Other Rights	35
	8.4	Exclusivity	36

9.	ARTICLE 9 – PATENTS		36
	9.1	Ownership	36
	9.2	Prosecution and Maintenance.	37
	9.3	Enforcement and Defense.	38

10.	ARTICLE 10 – TERM AND TERMINATION		40
	10.1	Term	40
	10.2	Unilateral right to terminate	40
	10.3	Consequences of Termination	40
	10.4	Surviving Provisions	40

11.	ARTICLE 11 – REPRESENTATIONS AND WARRANTIES		41
	11.1	Mutual Representations and Certifications	41
	11.2	Additional Representations of MDACC	41
	11.3	Warranty Disclaimer	41
	11.4	No Warranty of Success.	42

12.	ARTICLE 12 – INDEMNIFICATION; INSURANCE		42
	12.1	Indemnification by Enumeral	42
	12.2	Indemnification by MDACC	42
	12.3	Conditions on Indemnification	42
	12.4	Limited Liability	43
	12.5	Insurance	43

13.	ARTICLE 13 – MISCELLANEOUS		43
	13.1	Mediation	43
	13.2	Arbitration.	43
	13.3	Notices	44
	13.4	Governing Law; Venue	45

ii

13.5	Binding Effect	45
13.6	Headings	46
13.7	Counterparts.	46
13.8	Amendment; Waiver	46
13.9	Third Party Beneficiaries	46
13.10	Purposes and Scope	46
13.11	Assignment and Successors	46
13.12	Force Majeure	46
13.13	Interpretation	47
13.14	Integration; Severability.	47
13.15	Further Assurances	48
13.16	Expenses	48
13.17	Texas State Agency	48

Exhibits and Schedules

Exhibit A	Work Plan No. 1
Exhibit B	Protocol for Collecting and Providing MDACC Materials
Exhibit C	Collaboration Targets
Exhibit D	Collaboration Indications

Schedule 1	Calculation of Net Income for Licensed Products
Schedule 2	Form of Press Release

iii

COLLABORATIVE RESEARCH AND

DEVELOPMENT AGREEMENT

This COLLABORATIVE RESEARCH AND DEVELOPMENT AGREEMENT (this “Agreement”) is entered into as of January 11, 2016 (the “Effective Date”) by and between Enumeral Biomedical Holdings, Inc., a Delaware corporation with offices at 200 Cambridge Park Drive, Cambridge, MA 02140 (with its subsidiaries, “Enumeral”), and The University of Texas M. D. Anderson Cancer Center, a member institution of The University of Texas System (“System”) and an agency of the State of Texas, with offices at 1515 Holcombe Blvd., Houston, Texas 77030 (“MDACC”). Each of MDACC and Enumeral is sometimes referred to individually herein as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Enumeral controls a proprietary platform technology and has certain expertise in screening, isolating, and testing monoclonal antibodies;

WHEREAS, MDACC has certain expertise in oncology, including with clinical trials and drug development for oncology indications;

WHEREAS, MDACC has access to certain human clinical samples and other research materials potentially useful for screening, isolating and testing monoclonal antibodies for oncology indications; and

WHEREAS, the Parties desire to engage in a collaboration pursuant to which: (a) the Parties will collaborate in research and development, using their respective technologies and expertise to identify monoclonal antibodies against specified targets, with the objective of developing such antibodies through successful completion of a Phase 1 clinical proof of concept trial, as therapeutic agents for the treatment of cancer; (b) one of the Parties, subject to approval of the other Party, will seek to enter into licensing transactions with third parties to engage in development or commercialization activities involving antibodies so identified; and (c) the Parties will share the costs of such research and development, and will receive the right to receive a percentage of the net income, attributable to commercialization of such monoclonal antibodies, on the terms described herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.          DEFINITIONS

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1 will have the meanings specified below.

1.1           “Adverse Event” means any untoward medical occurrence in a Clinical Trial subject or patient who is administered any Collaboration Antibody, Development Candidate or Licensed Product, whether or not considered related to such Collaboration Antibody, Development Candidate or Licensed Product, including any undesirable sign (including abnormal laboratory findings of clinical concern), symptom or disease associated with the use of such Collaboration Antibody, Development Candidate or Licensed Product.

1.2           “Affiliate” means, with respect to either Party, any Person that directly or indirectly controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” means direct or indirect ownership of at least fifty percent (50%) of the voting and equity rights of such Person, firm, trust, corporation, partnership or other entity or combination thereof, or the power to direct the management of such Person, firm, trust, corporation, partnership or other entity or combination thereof.

1.3           “Antibody” means any immunoglobulin molecule (such as IgG), whether in monospecific, bispecific or any other form, including: (a) any fragment (such as Fv or Fab) of any such immunoglobulin molecule that contains at least one CDR; (b) any fusion protein comprising any such immunoglobulin molecule or immunoglobulin fragment; and (c) any single chain antibody, or any derivative of any of the foregoing.

1.4            “Antibody-Specific Patent Rights” means any Patent Rights that contain one or more claims that cover Antibody-Specific Know-How.

1.5           “Antibody-Specific Know-How” means any Collaboration Know-How that relates specifically to the composition of matter, manufacture or use of a Collaboration Antibody.

1.6           “Applicable Laws” means any national, international, federal, state or local laws, treaties, statutes, ordinances, rules and regulations, including any rules, regulations, guidance, guidelines or requirements of any Regulatory Authority, national securities exchanges or securities listing organizations, that are in effect from time to time during the Term and apply to a particular activity hereunder.

1.7            “Bankruptcy Code” means, as applicable, the United States Bankruptcy Code, as amended from time to time, and the rules and regulations and guidelines promulgated thereunder or the bankruptcy laws of any Governmental Authority, as amended from time to time, and the rules and regulations and guidelines promulgated thereunder or any applicable bankruptcy laws of any other country or competent Governmental Authority, as amended from time to time, and the rules and regulations and guidelines promulgated thereunder.

1.8           “Business Day” means any day other than a Saturday or Sunday on which banking institutions in New York City, New York are open for business.

1.9           “Calendar Month” means the period beginning on the Effective Date and ending on the last day of the calendar month in which the Effective Date falls, and thereafter each successive monthly period; provided, that the final Calendar Month will end on the last day of the Term.

1.10         “Calendar Quarter” means the period beginning on the Effective Date and ending on the last day of the calendar quarter in which the Effective Date falls, and thereafter each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, that the final Calendar Quarter will end on the last day of the Term.

1.11         “Calendar Year” means the period beginning on the Effective Date and ending on December 31 of the calendar year in which the Effective Date falls, and thereafter each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, that the final Calendar Year will end on the last day of the Term.

1.12          “Clinical Data” means data (together with all clinical trial reports and the results of analyses thereof) derived or generated from any Clinical Trial involving any Collaboration Antibody, Development Candidate, Advanced Development Candidate or Licensed Product conducted by or on behalf of a Party, or from the testing of subjects or the analysis of samples used in any such Clinical Trial.

1.13         “Clinical Trial” means a Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, Pivotal Clinical Trial or Phase 4 Clinical Trial, as applicable.

1.14         “Collaboration” means, collectively, all activities undertaken by the Parties in the conduct of the Research Project or the Development Program pursuant to this Agreement.

1.15         “Collaboration Antibody” means an Antibody identified in the conduct of the Research Project and designated by the JSC as a Collaboration Antibody pursuant to Section 3.4.

1.16         “Collaboration Indication” means an Indication identified by either Party and designated by the JSC as a Collaboration Indication pursuant to Section 3.3.

1.17         “Collaboration Know-How” means Know-How conceived by either Party, or jointly by both Parties, including any Know-How conceived by consultants to, or Third Party contractors of, either Party in the conduct of the Research Project or the Development Program.

1.18         “Collaboration Target” means any Target that is designated by the JSC as a Collaboration Target pursuant to Section 3.2, to be used as an antigen in one or more immunization protocols.

1.19         “Commercialization” or “Commercialize” means any and all activities directed to the offering for sale and sale of any Licensed Product including: (a) activities directed to marketing, promoting, detailing, distributing, importing, selling and offering to sell that Licensed Product; (b) conducting Clinical Trials with respect to that Licensed Product; (c) interacting with Regulatory Authorities regarding the above; (d) seeking pricing approvals and reimbursement approvals (as applicable) for that Licensed Product; and (e) any activities relating to the Manufacture of the Licensed Product. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.

1.20         “Commercialization Plan” means, with respect to each Licensed Product that is not an Out-Licensed Product, the written plan for the Commercialization of such Licensed Product in the Territory, as such plan may be amended or updated.

1.21         “Commercially Reasonable Efforts” means: (a) with respect to activities of each Party in the conduct of any Research Activities, the efforts and resources reasonably comparable to those undertaken by a company in the research-based pharmaceutical industry in conducting the types of research activities being conducted by such Party; (b) with respect to the activities of each Party in the Development of any Collaboration Antibody or Development Candidate as part of the Development Program, the efforts and resources typically used by biotechnology or pharmaceutical companies that are comparable in size and of similar operations to such Party in the development of compounds of comparable market potential, at the comparable stage of development, as such Collaboration Antibody or Development Candidate; or (c) with respect to the activities of a Sole ADC Party in the Advanced Development or Commercialization of any Licensed Product the efforts and resources typically used by biotechnology or pharmaceutical companies that are comparable in size and of similar operations to such Party in the Advanced Development or Commercialization of products of comparable market potential as such Licensed Product taking into account all relevant factors including the stage of development, efficacy and safety relative to competitive products in the marketplace, actual or anticipated Regulatory Authority approved labeling, the nature and extent of market exclusivity (including patent coverage and regulatory exclusivity), the cost and likelihood of obtaining regulatory approval and actual or projected profitability. For purposes of clarity, Commercially Reasonable Efforts will be determined on a market-by-market basis for each Collaboration Antibody, Development Candidate or Licensed Product, and it is anticipated that the level of effort may be different for different markets and may change over time, reflecting changes in the status of each Collaboration Antibody, Development Candidate or Licensed Product involved.

1.22         “Completion” means, with respect to a Clinical Trial, the date on which all material Clinical Data has been generated and the final study report with respect thereto has been finalized.

1.23         “Confidential Information” means any confidential or proprietary information disclosed or otherwise made available by or on behalf of the disclosing party to the receiving party for the purposes of the Collaboration, whether in oral, visual, written electronic, or any other form. Information to which the receiving party gains access during visits to the facilities of the disclosing party or its affiliates shall also be deemed Confidential Information. For the avoidance of doubt, Confidential Information may include, but is not limited to: (a) data, know-how, formulas, compositions, processes, documents, designs, sketches, photographs, plans, graphs, drawings or specifications; (b) chemical structures, amino/nucleic acid sequences, structural biology, or descriptions of any devices, cell lines or molecular models; (c) clinical trial protocols, assays, services, studies, results, findings, inventions, ideas and other knowledge; or (d) finances, financial models, business plans and marketing plans, reports, customer lists or pricing information. To the extent permitted by Applicable Laws, Confidential Information also includes the existence, terms and purpose contemplated by the Collaboration, the terms of any other agreements being discussed by the parties related to the Collaboration, as well as the fact that any such discussions are taking place with respect thereto.

1.24         “Contract Year” means: (a) the period beginning on the Effective Date and ending on the first anniversary of the last day of the calendar month in which the Effective Date falls; and (b) each succeeding twelve (12) month period thereafter.

1.25         “Control” or “Controlled” means, with respect to any Know-How or Patent Rights, possession (whether by ownership or license, other than pursuant to this Agreement), by a Party of the right to grant a license or sublicense without violating the terms of any agreement with any Third Party.

1.26          “Development” or “Develop” means, with respect to each Collaboration Antibody, Development Candidate, Advanced Development Candidate or Licensed Product, all non-clinical studies and clinical drug development activities undertaken as part of the Development Program or Advanced Development Program, including, in vivo animal efficacy testing, preclinical safety testing, assay development and stability testing, regulatory toxicology studies, formulation, process development, Manufacturing, Manufacturing Process Development, manufacturing scale-up, development-stage manufacturing, quality assurance/quality control development, statistical analysis and report writing, clinical trial design and operations, conducting Clinical Trials, preparing and making Regulatory Filings, and all regulatory affairs related to the foregoing. When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning. “Development” does not include any Research Activities.

1.27         “Development Activities” means, collectively, Enumeral Development Activities and MDACC Development Activities.

1.28         “Development Candidate” means any Collaboration Antibody that is identified in the conduct of the Research Project and designated by the JSC as a Development Candidate pursuant to Section 3.5.

1.29         “Development Plan” means, the written plan for, and budget applicable to, the activities to be conducted by the Parties, to Develop each Collaboration Antibody or Development Candidate through Completion of a Proof of Concept Phase 1 Clinical Trial. Such written plan, which may be amended in accordance with Section 4.2, will contain, inter alia: (a) the Development objectives for the applicable Collaboration Antibody or Development Candidate, and the Development Activities to be performed in connection therewith; (b) the Party responsible for such activities; (c) a timeline for such activities; and (d) a budget with respect to such activities to be conducted (the “Development Program Budget”). The Development Activities in the Development Plan will include: (i) the in vitro, ex vivo or in vivo animal model studies expected to be conducted, and the estimated timeline for such studies; (ii) the Clinical Trials expected to be conducted, the estimated timeline for such Clinical Trials, and the Clinical Trial design and endpoints; (iii) the regulatory affairs activities to be conducted and the estimated timetable for such activities; and (iv) the Manufacturing strategy and estimated timelines for Manufacturing Collaboration Antibodies or Development Candidates to be used in the Development Program.

1.30         “Development Program” means the Development Activities to be conducted by the Parties during the Term with respect to each Development Candidate as set forth in the Development Plan.

1.31         “Development Program Key Decision” means any decision with respect to: (a) the designation of any Development Candidate pursuant to Section 3.5; (b) whether and when to file for an IND covering a Development Candidate in any country or regulatory jurisdiction in the Territory; and (c) the design and endpoints of all Clinical Trials conducted with respect to a Development Candidate in any country or regulatory jurisdiction in the Territory.

1.32         “DMF” means a Drug Master File maintained with a Regulatory Authority in any country within the Territory.

1.33         “Drug Approval Application” means, with respect to each Licensed Product in any country in the Territory, an application for Marketing Authorization for such Licensed Product in such country, including: (a) an NDA, BLA or MAA; (b) a counterpart of an NDA, BLA or MAA in any country in the Territory; and (c) all renewals, supplements and amendments to any of the foregoing.

1.34          “EMA” means the European Medicines Agency or any successor agency or authority thereto.

1.35          “Enumeral Collaboration Know-How” means: (a) Know-How conceived by Enumeral employees, consultants or Third Party contractors, alone or jointly with any Third Party, in the course of the Collaboration; and (b) Antibody-Specific Know-How.

1.36         “Enumeral Collaboration Patent Rights” means any Patent Rights that contain one or more claims that cover Enumeral Collaboration Know-How.

1.37         “Enumeral Cost-Sharing Percentage” means *.

1.38         “Enumeral Decision” means any decision that with respect to a Collaboration Antibody or Development Candidate prior to the date of Completion of GLP/Toxicity Studies involving that Collaboration Antibody or Development Candidate.

1.39         “Enumeral Development Activities” means all Development activities with respect to a Development Candidate conducted by or on behalf of Enumeral as specified in any Development Plan.

1.40         “Enumeral FTE Rate” means the rate per full time equivalent (“FTE”), which will be deemed to be * hours of research or development time per annum for Enumeral FTEs engaged in the conduct of Research Activities or Development Activities, which rate will be equal to *. The above FTE Rate will be adjusted annually for each Calendar Year after 2016 to be equal to the FTE Rate as of the Effective Date, or the preceding Calendar Year, as the case may be, plus a percentage increase equal to the percentage increase in the Consumer Price Index for all Urban Consumers, as published by the U.S. Department of Labor, Bureau of Statistics.

1.41         “Enumeral Improvement” means any Collaboration Know-How that is a modification of, or an improvement on, Enumeral Know-How.

1.42         “Enumeral Know-How” means Know-How: (a) owned or Controlled by Enumeral as of the Effective Date; (b) ownership or control of which is obtained during the Term; or (c) conceived by Enumeral’s employees, consultants, or Third Party contractors, after the Effective Date, outside of the Collaboration and without the use of any MDACC Technology or MDACC Materials, in each case, to the extent such Know-How is necessary or reasonably useful in the Research, Development, Manufacture or Commercialization of a Development Candidate or Licensed Product, excluding Enumeral Collaboration Know-How, and Enumeral’s interest in Joint Collaboration Know-How.

1.43         “Enumeral Materials” means any Proprietary Materials Controlled by Enumeral and used by Enumeral, or provided by Enumeral for use in the conduct of the Research Project or any Development Program.

1.44         “Enumeral Patent Rights” means any Patent Rights that contain one or more claims that cover Enumeral Know-How.

1.45         “Enumeral Profit Share” means, with respect to any Licensed Product, *.

1.46         “Enumeral Research Activities” means all Research activities involving a Collaboration Target or a Collaboration Antibody, conducted by or on behalf of Enumeral in the Research Project as specified in the Work Plan.

1.47         “Enumeral Technology” means Enumeral Know-How, Enumeral Patent Rights, Enumeral Collaboration Know-How, Enumeral Collaboration Patent Rights, Enumeral’s interest in Joint Collaboration Know-How, Enumeral’s interest in Joint Collaboration Patent Rights, and Enumeral Improvements.

1.48         “Exclusivity Period” means *.

1.49         “Executive Officers” means the President of MDACC and the President and CEO of Enumeral.

1.50         “FDA” means the United States Food and Drug Administration, or any successor agency or authority thereto.

1.51         “FDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

1.52         “Field” means all prophylactic, therapeutic and diagnostic uses of Licensed Products for all human oncology Indications.

1.53         “First Commercial Sale” means, with respect to any Licensed Product in any country in the Territory, the first sale, transfer or disposition for value to an end user of that Licensed Product in that country after Marketing Authorization for the Licensed Product has been received in that country; provided, that, the following will not constitute a First Commercial Sale: (a) any sale to an Affiliate or Distributor (unless the Affiliate or Distributor is the last entity in the distribution chain of the Licensed Product); (b) any use of any Licensed Product in Clinical Trials, pre-clinical studies or other research or Development activities; or (c) the disposal or transfer of Licensed Products for a bona fide charitable purpose, including compassionate use or “named patient sales”.

1.54         “Force Majeure” means any occurrence beyond the reasonable control of a Party that: (a) prevents or substantially interferes with the performance by such Party of any of its obligations hereunder; and (b) occurs by reason of any act of God, flood, fire, explosion, earthquake, accident, war, revolution, civil commotion, act of terrorism, blockage or embargo, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government.

1.55         “FTE Cost” means, for any period: (a) with respect to Enumeral, the Enumeral FTE Rate multiplied by the number of Enumeral FTEs used in such period; and (b) (with respect to MDACC, the MDACC FTE Rate multiplied by the number of MDACC FTEs used in such period.

1.56          “GLP/Toxicity Studies” means, with respect to a Collaboration Antibody or Development Candidate, the toxicology studies conducted for the purposes of assessing the onset, severity, and duration of toxic effects and their dose dependency in order to establish a toxicological profile of that Collaboration Antibody sufficient to support the filing of an IND.

1.57         “Good Clinical Practice” or “GCP” means the then-current good clinical practice applicable to the clinical Development of any Collaboration Antibody, Development Candidate or Licensed Product under Applicable Laws, including the ICH guidelines and U.S. Good Clinical Practice.

1.58         “Good Laboratory Practice” or “GLP” means the then-current Good Laboratory Practice Standards promulgated or endorsed by the FDA or in the case of any other country in the Territory, comparable regulatory standards promulgated or endorsed by that country, including those procedures expressed in or contemplated by any Regulatory Filings.

1.59         “Good Manufacturing Practice” or “GMP” means the then-current Good Manufacturing Practices that apply to the manufacture (including clinical or commercial supply) of each Collaboration Antibody, Development Candidate or Licensed Product, including, the United States regulations set forth under Title 21 of the United States Code of Federal Regulations, parts 210 and 211, as may be amended from time-to-time, as well as all applicable guidance published from time-to-time by the FDA and the International Conference on Harmonisation Guidelines ICHQ7A Good Manufacturing Practice Guidance for the principles and guidelines of Good Manufacturing Practices for Medicinal Licensed Products as defined with EC Directive 2003/94/EC and associated EC Guide to Good Manufacturing Practice.

1.60         “Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.61         “Hatch-Waxman Act” means the Drug Price Competition and Patent Term Restoration Act of 1984, as amended.

1.62         “IND” means: (a) an Investigational New Drug Application as defined in the FDCA and regulations promulgated thereunder or any successor application or procedure required to initiate clinical testing of a Development Candidate or Licensed Product in humans in the United States; (b) a counterpart of an Investigational New Drug Application that is required in any other country or region in the Territory before beginning clinical testing of a Development Candidate or Licensed Product in humans in such country or region; and (c) all supplements and amendments to any of the foregoing.

1.63         “Indication” means any human indication, disease or condition in the Field that can be treated, prevented, cured or slowed in progression. Distinctions between human indications, diseases or conditions will be made by reference to the World Health Organization International Classification of Diseases, version 10 (as revised and updated, “ICD10”).

1.64         “Joint Collaboration Know-How” means Know-How, other than Enumeral Improvements and Antibody-Specific Know-How, that is jointly conceived by one or more of Enumeral employees, consultants, or Third Party contractors and one or more of MDACC’s employees, consultants, or Third Party contractors, in the course of the Collaboration.

1.65         “Joint Collaboration Patent Rights” means any Patent Rights that contain one or more claims that cover Joint Collaboration Know-How.

1.66         “Joint Steering Committee” or “JSC” means the committee composed of MDACC and Enumeral representatives established pursuant to Section 2.1.

1.67         “Know-How” means biological materials and other tangible materials, inventions, discoveries, improvements, trade secrets, techniques, methods, assays, formulae, data and experimental results, whether or not patentable, including pharmacological, toxicological, pre-clinical and clinical test data, and analytical and quality control data.

1.68          “Lead Optimization” means the set of activities comprising molecular engineering, and biological and physical testing of Development Candidates with the aim of improving on-target activity, reducing off-target activities and improving physicochemical properties. The result of lead optimization is a molecule that possesses the desired in vitro and in vivo biological and physicochemical properties, as defined by the Parties and, ready to be advanced into GLP toxicology Studies.

1.69         “Licensed Product” means any therapeutic, prophylactic or diagnostic compound, antibody, substance or formulation that consists of, contains, incorporates, comprises or is derived from, a Development Candidate. The term Licensed Product will not include any compound, substance or formulation that contains, incorporates, comprises or is derived from a Waived Compound or a Deemed Waived Compound.

1.70          “MAA” means any application for Regulatory Approval submitted to the EMA pursuant to the centralized approval procedure to obtain European Commission approval for the marketing of any Licensed Product in the European Union, or any successor application or procedure required to sell any Licensed Product in the European Union.

1.71         “Manufacture” means, with respect to any Collaboration Antibody, Designated Candidate or Licensed Product, all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, release, shipping, holding, conduct of Manufacturing Process Development, stability testing, quality assurance and quality control of such Collaboration Antibody, Development Candidate or Licensed Product, or any intermediate thereof.

1.72         “Manufacturing Process Development” means the process development, process qualification and validation and scale-up of the process to manufacture any Collaboration Antibody, Development Candidate or Licensed Product, and any analytic development and product characterization with respect thereto.

1.73         “Marketing Authorization” means, with respect to any Licensed Product, the Regulatory Approval required by Applicable Laws to sell such Licensed Product for use in the Field in a country or region in the Territory. For purposes of clarity: (a) “Marketing Authorization” in the United States means final approval of an NDA or sNDA permitting marketing of such Licensed Product in interstate commerce in the United States; and (b) “Marketing Authorization” in the European Union means marketing authorization for such Licensed Product granted either by a Regulatory Authority in any European Country or by the EMA pursuant to Council Directive 2001/83/EC, as amended, or Council Regulation 2309/93/EEC, as amended.

1.74         “MDACC Collaboration Know-How” means Know-How conceived by MDACC employees, consultants or Third Party contractors, alone or jointly with any Third Party, in the course of the Collaboration.

1.75         “MDACC Collaboration Patent Rights” means any Patent Rights that contain one or more claims that cover MDACC Collaboration Know-How.

1.76         “MDACC Cost-Sharing Percentage” means *.

1.77         “MDACC Decision” means any decision with respect to a Development Candidate on and after the date on which such Development Candidate has been designated by the JSC as a Development Candidate.

1.78          “MDACC Development Activities” means all Development activities with respect to Development Candidate conducted by or on behalf of MDACC as specified in any Development Plan.

1.79         “MDACC FTE Rate” means the rate per full time equivalent (“FTE”), which will be deemed to be * hours of research or development time per annum for MDACC FTEs engaged in the conduct of Research Activities or Development Activities, which rate will be equal to *. The above FTE Rate will be adjusted annually for each Calendar Year after 2016 to be equal to the FTE Rate as of the Effective Date, or the preceding Calendar Year, as the case may be, plus a percentage increase equal to the percentage increase in the Consumer Price Index for all Urban Consumers, as published by the U.S. Department of Labor, Bureau of Statistics.

1.80         “MDACC Improvement” means any Collaboration Know-How that is a modification of, or an improvement on, MDACC Know-How.

1.81         “MDACC Know-How” means Know-How: (a) owned or Controlled by MDACC as of the Effective Date; (b) ownership or control of which is obtained during the Term; or (c) conceived by MDACC’s employees, consultants, or Third Party contractors, after the Effective Date, outside of the Collaboration and without the use of any Enumeral Technology or Enumeral Materials, in each case, to the extent such Know-How is necessary or reasonably useful in the Research, Development, Manufacture or Commercialization of a Development Candidate or Licensed Product, excluding MDACC Collaboration Know-How, and MDACC’s interest in Joint Collaboration Know-How.

1.82         “MDACC Patent Rights” means any Patent Rights that contain one or more claims that cover MDACC Know-How.

1.83         “MDACC Materials” means any Proprietary Materials that are Controlled by MDACC and used by MDACC in the conduct of the Research Project. For purposes of clarity, MDACC Materials will include all raw tissue samples that are provided by MDACC to Enumeral for use in the conduct of Research Activities in accordance with Protocol and the Research Plan.

1.84         “MDACC Profit Share” means, with respect to any Licensed Product, *.

1.85          “MDACC Research Activities” means all Research Activities to be conducted by MDACC in the Research Project as specified in the Work Plan.

1.86         “MDACC Technology” means MDACC Know-How, MDACC Patent Rights, MDACC Collaboration Know-How, MDACC Collaboration Patent Rights, MDACC Collaboration Patent Rights, MDACC’s interest in Joint Collaboration Know-How, MDACC’s interest in Joint Collaboration Patent Rights, and MDACC Improvements.

1.87          “NDA” means a New Drug Application, as defined in the FDCA and regulations promulgated thereunder, or any successor application or procedure required to sell the Collaboration Antibody or any Licensed Product in the United States.

1.88         “Net Income” has the meaning set forth on Schedule 1 attached hereto.

1.89         “Novel Target” means any Target that the JSC determines has not been described in the scientific literature as being a suitable drug target for immunotherapy, prior to selection as a Collaboration Target.

1.90          “Out-Licensed Product” means any Licensed Product that is licensed by a Lead Out-Licensing Party to a Third Party pursuant to an Out-Licensing Transaction.

1.91         “Out-Licensing Plan” means, with respect to a given Development Candidate, Advanced Development Candidate or Licensed Product, the written plan to be prepared pursuant to Section 4.10 which will set forth the terms pursuant to which a Lead Out-Licensing Party will have the right to negotiate and execute a license agreement with respect to an Out-Licensing Transaction. Any such Out-Licensing Plan will describe the anticipated Out-Licensing Proceeds, whether in the form of license fees, milestone payments or royalties, to be included as part of each such Out-Licensing Transaction.

1.92         “Out-Licensing Transaction” means any transaction by and between a Lead Out-Licensing Party and any Third Party with respect to a Development Candidate or Licensed Product pursuant to which the Third Party is granted rights to Develop and Commercialize such Development Candidate or Licensed Product.

1.93         “Patent Costs” means the costs and expenses incurred by a Party (including reasonable attorneys’ fees) in preparing, filing, prosecuting or maintaining any patents or patent applications for which that Party is responsible in accordance with this Agreement.

1.94         “Patent Rights” means: (a) all national, regional and international patent applications, including provisional patent applications; (b) all patent applications claiming priority (directly or indirectly) from such patent applications, including divisions, continuations, and continuations-in-part; (c) any patents that have issued or that issue in the future from any of the foregoing patent applications; and (d) any extensions or restorations, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications.

1.95         “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.

1.96         “Phase 1 Clinical Trial” means a human clinical trial for the Development Candidate or any Licensed Product in any country that would satisfy the requirements of 21 CFR 312.21(a).

1.97         “Phase 2 Clinical Trial” means a human clinical trial conducted in any country that would satisfy the requirements of 21 CFR 312.21(b) and is intended to explore one or more doses, dose response, and duration of effect, and to generate initial evidence of clinical activity and safety, for the Development Candidate or any Licensed Product in the target patient population.

1.98         “Phase 3 Clinical Trial” means a clinical trial in an extended human patient population designed to obtain data determining efficacy and safety of the Development Candidate or any Licensed Product to support Regulatory Approvals in the proposed therapeutic indication, as more fully defined in 21 C.F.R. §312.21(c), or its successor regulation, or the equivalent in any foreign country.

1.99         “PMA” means a pre-market approval application filed with the FDA pursuant to 21 C.F.R. Part 814.

1.100         “Proof on Concept Study” means a clinical trial appropriately designed: (a) to demonstrate efficacy in a given disease indication through relevant primary and secondary efficacy endpoints; and (b) to provide data to support dose selection that would allow progression of the product into a Phase 2 or Phase 3 clinical trial.

1.101          “Proprietary Materials” means any tangible chemical, biological or physical materials furnished by or on behalf of one Party to the other Party in connection with this Agreement, whether or not specifically designated as proprietary by the Transferring Party.

1.102         “Regulatory Authority” means any national, international, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority over the distribution, importation, exportation, manufacture, production, use, storage, transport, clinical testing, pricing, sale or reimbursement of a Licensed Product in the Territory, including the FDA and the EMA.

1.103         “Regulatory Approval” means, with respect to any country or region in the Territory, any approval, product and establishment license, registration or authorization of any Regulatory Authority required for the manufacture, use, storage, importation, exportation, transport or distribution of any Licensed Product for use in the Field in such country or region.

1.104         “Regulatory Filing” means: (a) an IND, BLA, CTA, MAA, PMA, establishment license application, DMF, application for designation as an “Orphan Licensed Product(s)” under the Orphan Drug Act, for “Fast Track” status under Section 506 of the FDCA (21 U.S.C. § 356) or for a Special Protocol Assessment under Section 505(b)(4)(B) and (C) of the FDCA (21 U.S.C. § 355(b)(4)(B)) and all other similar filings (including counterparts of any of the foregoing in any country or region in the Territory); (b) all supplements and amendments to any of the foregoing; and (c) all data and other information contained in, and correspondence relating to, any of the foregoing.

1.105         “Research Activities” means, collectively, Enumeral Research Activities and MDACC Research Activities.

1.106         “Research Project” means the Research Project to be conducted during the Research Project Term pursuant to which each Party will conduct Research Activities to identify potential Collaboration Antibodies and Development Candidates.

1.107         “Research Project Term” means the period beginning on the Effective Date and ending on the last day of the fifth Contract Year; provided, that: (a) the Research Project Term may be extended for two additional periods of one (1) year each by mutual consent of the Parties not less than ninety (90) days’ prior to the expiration of the then-applicable period; and (b) if this Agreement is terminated prior to the end of the Research Project Term, the effective date of such early termination will become the last day of the Research Project Term.

1.108         “Serious Adverse Event” means any untoward medical occurrence with respect to a Development Candidate or Licensed Product that, at any dose, results in death, is life-threatening, requires inpatient hospitalization or prolongation of existing hospitalization, results in persistent or significant disability/incapacity, or is a congenital anomaly/birth defect, as defined more fully in 21 CFR § 312.32.

1.109         “Shared Costs” means out-of-pocket costs and internal costs incurred by a Party (or for its account by an Affiliate or a Third Party) after the Effective Date that are attributable to the conduct of Research Activities set forth in the approved Research Project Budget and Development Activities set forth in the approved Development Program Budget. For purposes of this definition: (a) out-of-pocket costs means the actual amounts paid to a Third Party for specific external Research Activities or Development Activities specified in an approved Research Project Budget or approved Development Program Budget, including, (i) all filing fees required for, and other costs associated with, any Regulatory Filings made with respect to a Collaboration Antibody, Development Candidate or Licensed Product in the Territory, (ii) fees paid to clinical research organizations in respect of the conduct of Clinical Trials, (iii) fees paid to Third Parties for Manufacture of Collaboration Antibodies or Development Candidates, or for the Manufacture of raw materials or intermediates used in Manufacture of Collaboration Antibodies or Development Candidates pursuant to the Research Project or Development Program, (iv) the costs and expenses incurred by a Party in connection with its acquisition of rights to any Third Party Development Know-How as provided in Section 4.6, and (v) the legal costs and expenses, and the fees and expenses of any Third Party consultant, incurred in connection with the implementation of any Out-Licensing Plan, including the negotiation and execution of agreements with respect to a potential or actual Out-Licensing Transaction; and (b) reasonable internal costs means the applicable FTE Cost for either Enumeral or MDACC FTEs, respectively, utilized in the relevant period for the conduct of Research Activities or Development Activities specified in an approved Work Plan or Development Plan.

1.110         “Significant Development Event” means any of the following material Development events, a summary of which will be included in any Development Report: (a) any material interaction or written correspondence between a Party and any Regulatory Authority with respect to any Development Candidate or Licensed Product during the period covered by the Development Report; (b) any material event or result with respect to any Clinical Trial involving any Development Candidate or Licensed Product during the period covered by the Development Report; and (c) any material event that occurs under a license agreement that is executed by a Party in connection with an Out-Licensing Transaction.

1.111         “Territory” means all countries and territories in the world.

1.112         “Third Party” means a Person other than Enumeral or MDACC.

1.113         “Unanimous Decision” means: (a) a decision the effect of which would reasonably be expected to increase a Party’s obligations under this Agreement or compel a Party to incur additional costs or expenses that are not specifically contemplated under the applicable Research Project Budget or Development Plan Budget, including an Out-of-Budget Proposal; and (b) any Development Program Key Decision.

1.114         “Waived Antibody” means any Collaboration Antibody, Development Candidate or Licensed Product with respect to which a Party has exercised an Opt-Out Right pursuant to Section 4.10 or that is otherwise deemed a Waived Compound pursuant to Section 4.9.

1.115         “Work Plan” means the written plan to be prepared by the Parties and approved by the JSC for each Collaboration Target and attached to this Agreement as consecutively numbered addendums to Exhibit A (e.g., Exhibit A-1, A-2, etc.), describing: (a) the Research Activities to be conducted by each Party for each stage of the Research Project during each Contract Year during the Term in conducting the Research Project pursuant to this Agreement; (b) a timeline for such Research Activities; (c) the estimated costs to be accrued by each such Party applicable to such Research Activities (the “Research Project Budget”); and (d) the criteria to be used by the Parties to determine whether to advance any Collaboration Antibody through each stage of the Research Project.

Additional Definitions. In addition, each of the following definitions will have the respective meanings set forth in the section of this Agreement indicated below:

Definition	Section
AAA	13.2.1
Agreement	Preamble
Alliance Manager	2.1.1
Audited Party	4.8.4
Auditing Party	4.8.4
Collaboration Antibody Notice	3.4
Combination Licensed Product	Schedule 1
Commercialization Report	5.8
Development Program Budget	1.29
Development Report	4.7
Development Stage Opt-Out Date Development Stage Opt-Out Party Development Stage Remaining Party	4.9.2 4.9.2 4.9.2
Disputed Matter	13.2.1
Distributor	Schedule 1
Effective Date	Preamble
Enumeral	Preamble
Enumeral Indemnitees	12.1
ICD10	1.63
Indemnified Party	12.3
Indemnifying Party	12.3
JSC	2.1.1
Losses	13.1
MDACC	Preamble
MDACC Indemnitees	12.1
Net Income Payments	6.1
Net Income Quarterly Report	6.2.1
Net Sales	Schedule 1
Out Licensing Notice	4.10
Out-of-Budget Proposal	4.8.3
Party/Parties	Preamble
PDF	13.7
PHI	11.2
Receiving Party	7.4
Recovery	9.3.1(h)
Research Project Budget	1.115
Research Reports	3.1.3(b)
Research Stage Opt-Out Date	4.9.1

Definition	Section
Research Stage Opt-Out Party	4.9.1
Research Stage Remaining Party	4.9.1
Seller	Schedule 1
Sole ADC Party	5.1
Term	10.1
Third Party Development Know-How	4.6
Transferring Party	7.4

2.          ARTICLE 2 — GOVERNANCE

2.1          Joint Steering Committee

2.1.1        Creation and Structure. MDACC and Enumeral will create a Joint Steering Committee (the “JSC”) to facilitate and oversee the Research and Development and administrative activities to be carried out pursuant to this Agreement. The responsibilities of the JSC will include those set forth in Section 2.1.4. The JSC will consist of two (2) representatives from MDACC and two (2) representatives from Enumeral, or such other number as the Parties may agree. Initial members of the JSC will be designated by each Party by written notice to the other Party within thirty (30) days after the Effective Date. Each Party will be free to change its representatives, upon written notice to the other Party, or to send a substitute representative to any JSC meeting; provided however, that each Party will ensure that its representatives on the JSC are appropriate in terms of expertise and seniority for the then current stage of Research and Development of Licensed Product(s). One Enumeral JSC member and one MDACC JSC member will be designated as co-chairs of the JSC. The role of the co-chairs will be to convene and preside at all meetings of the JSC, and to ensure the preparation of meeting minutes, but the co-chairs will have no additional powers beyond those held by other JSC members.

2.1.2        Meetings.

(a)          Schedule; Agenda. The JSC will establish a schedule for regular meetings, taking into account the planning needs of the Research Project, the Development Program or the Commercialization of Licensed Products and the responsibilities of the JSC. Special meetings of the JSC may be convened by the co-chairs upon not less than thirty (30) days (or, if such meeting is proposed to be conducted by teleconference, upon not less than ten (10) days) written notice to the other members; provided, that: (i) notice of any special meeting may be waived at any time, either before or after the special meeting; and (ii) attendance of any member at a special meeting will constitute a valid waiver of notice of such member. The JSC will meet at least once every Calendar Quarter. Regular and special meetings of the JSC may be held in person or by teleconference or videoconference; provided, that: (iii) the Parties will hold at least two (2) meetings per Calendar Year in person; and (iv) meetings held in person will alternate between the respective offices of the Parties or be held at other locations as may be mutually agreeable to the JSC members. Representatives, presenters or experts of each Party or of its Affiliates who are not members of the JSC may attend JSC meetings as non-voting observers.

(b)          Decisions. At each JSC meeting: (i) the presence of at least two (2) representatives from each Party will constitute a quorum; and (ii) the representatives of a Party will have one (1) collective vote on all matters before the JSC at such meeting. All decisions of the JSC will be made by unanimous vote. Whenever any action by the JSC is called for hereunder during a time period in which the JSC is not scheduled to meet, the co-chairs may call a special meeting or circulate a written consent to the JSC in order to enable the JSC to take appropriate action.

(c)          Minutes. The Alliance Manager acting as secretary at any JSC meeting will have the responsibility for keeping minutes of the JSC meeting that record in reasonable detail all decisions and all actions recommended or taken. Drafts of the minutes will be prepared and circulated to the members of the JSC by the responsible Alliance Manager within fifteen (15) Business Days after the meeting. Each member of the JSC will have the opportunity to provide comments on the draft minutes. Upon approval, final minutes of each meeting will be circulated to the members of the JSC by the responsible Alliance Manager.

(d)          Expenses. MDACC and Enumeral each will bear all expenses of its respective JSC representatives and Alliance Managers related to their participation on the JSC and attendance at JSC meetings.

2.1.3         Responsibilities. The JSC will be responsible for overseeing the conduct and progress of the Research Project, the Development Program and the Commercialization of Licensed Products. Responsibilities of the JSC will include the following:

(a)          reviewing and approving all Work Plans and Development Plans;

(b)          overseeing the conduct of the Research Project and the Development Program;

(c)          reviewing and approving all Out-of-Budget Proposals submitted by either Party;

(d)          designating the Targets to be included as Collaboration Targets in the Research Project;

(e)          designating which Targets are Novel Targets for purposes of this Agreement;

(f)          designating the Indications to be included as Collaboration Indications in the Research Project;

(g)          approving any agreement to be executed by a Party and any Third Party with respect to the conduct of Research Activities or Development Activities, including any and all Third Party contract manufacturers or contract research organizations to be used for the conduct of Clinical Trials;

(h)          approving any Out-Licensing Agreement to be executed by a Lead Out-Licensing Party and any Third Party;

(i)          reviewing all data and updates with respect to the conduct of the Research Project, including the Research Reports, the Development of each Development Candidate and Licensed Product, including the Development Reports, and the Commercialization of each Licensed Product by a Sole ADC Party, including the Commercialization Reports;

(j)          reviewing and approving all Regulatory Filings to be filed with respect to each Development Candidate and Licensed Product;

(k)          establishing any new committees or subcommittees under the JSC;

(l)          attempting to resolve all matters between the Parties that are in dispute; and

(m)          making such other decisions as may be delegated to the JSC pursuant to this Agreement or by mutual written agreement of the Parties during the Term; provided, however, the JSC will have no authority to amend this Agreement.

2.1.4         Dispute Resolution. The JSC members will use reasonable efforts in good faith to reach agreement on any and all matters. If, despite such reasonable efforts, agreement on a particular matter cannot be reached by the JSC within ten (10) Business Days after the JSC first meets to consider the matter or a later date mutually agreed by the Parties (each such matter, a “Disputed Matter”), the co-chairs will refer such Disputed Matter to the Executive Officers of the Parties (or their respective designees) who will promptly initiate discussions to resolve the Disputed Matter. If the Disputed Matter is not resolved by the Executive Officers (or their respective designees) within fifteen (15) Business Days from the date the Disputed Matter is first referred to them, then: (a) if the Disputed Matter involves an MDACC Decision, the Executive Officer of MDACC (or designee) will have the right to make the final decision, but will only exercise such right in good faith after full consideration of the positions of both Parties; and (b) if the Disputed Matter involves an Enumeral Decision, the Executive Officer of Enumeral (or designee) will have the right to make the final decision, but will only exercise such right in good faith after full consideration of the positions of both Parties. Any Disputed Matter, including Unanimous Decisions, that the Executive Officers (or their respective designees) fail to resolve after a reasonable period of good faith negotiations, including Unanimous Decisions, and whether or not a Party has materially breached any of its obligations under this Agreement, or any matter with respect to the payment of consideration pursuant to Article 6, the Disputed Matter will be submitted to mediation and arbitration, if necessary, pursuant to Article 13.

2.2          Alliance Managers

2.2.1        Appointment. Each Party will appoint a person to be responsible for overseeing and coordinating the smooth functioning of the alliance (each, an “Alliance Manager”).  The Alliance Managers will have the right to attend all meetings of the JSC as non-voting participants and may bring to the attention of the JSC any matters or issues either one believes should be discussed, and will have such other responsibilities as the Parties may mutually agree in writing.  Each Party may replace its Alliance Manager at any time by notice in writing to the other Party’s Alliance Manager. The Alliance Managers will alternate responsibility for: (i) consulting with each other to include topics each Party wishes to discuss and preparing and circulating to each JSC member an agenda for each JSC meeting not later than one (1) week before the meeting; and (ii) acting as secretary of each JSC meeting and keeping minutes of such JSC meeting pursuant to Section 2.1.3(c). The Alliance Managers will attend all meetings of the JSC as non-voting participants.

2.2.2        Responsibilities. The Alliance Managers will be responsible for creating and maintaining a collaborative work environment between the Parties.  In addition, each Alliance Manager will:

(a)          identify and bring to the attention of the JSC any disputes arising between the Parties related to this Agreement, including, any asserted occurrence of a material breach of any obligation under this Agreement by a Party;

(b)          be a point of contact and support both internally and to the other Party; and

(c)          support alliance governance activities (including the giving of proper notice of JSC meetings, the preparation, approval and circulation of minutes, and ensuring that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed).

2.2.3        Appointment Not an Obligation; No Breach. The appointment of any members of the JSC and the Alliance Managers is a right of each Party and not an obligation. Each Party may determine not to appoint members to the JSC and not to appoint an Alliance Manager. If a Party does not appoint members of the JSC or an Alliance Manager, it will not be in breach of this Agreement, and the other Party will have the votes and the decision-making power of the non-appointing Party unless and until such members are appointed by the non-appointing Party.

3.          ARTICLE 3 — RESEARCH PROJECT

3.1          Objectives. The objectives of the Research Project will be for the Parties to conduct Research Activities in order to identify one or more Collaboration Antibodies against Collaboration Targets that may be designated by the JSC as Development Candidates.

3.1.1        Work Plan. As soon as practicable after the creation of the JSC, the JSC will agree upon the initial Work Plan(s), which will describe the Research Activities to be conducted with respect to the initial Collaboration Targets, and will be listed on Exhibit A, which will be attached to, and incorporated into, this Agreement. For each subsequent Collaboration Target approved by the JSC during the Research Project Term, a Work Plan amendment will be prepared by the Parties and submitted to the JSC for its review and approval. The Parties will prepare and submit each Work Plan to the JSC no later than sixty (60) days prior to the end of the then-current Contract Year. Any amendment, modification or update to any Work Plan will be set forth in a written document prepared by the Parties and reviewed by the JSC, will specifically state that it is an amendment, modification or update to the Work Plan, and will be attached to the minutes of the meeting of the JSC at which such amendment, modification or update to be reviewed and approved.

3.1.2        Conduct of Research Project.

(a)          Diligence.

(i)          MDACC. MDACC will use Commercially Reasonable Efforts to: (A) collect the MDACC Materials in accordance with the collection procedure as mutually agreed upon by the Parties; (B) provide the MDACC Materials to Enumeral in accordance with the Protocol listed on Exhibit B; and (C) conduct the MDACC Research Activities set forth in the applicable Work Plan, and commit such resources (including employees, consultants, contractors, facilities, equipment and materials) as it deems necessary to conduct such MDACC Research Activities.

(ii)         Enumeral. Enumeral will use Commercially Reasonable Efforts during the Term to conduct the Enumeral Research Activities set forth in the applicable Work Plan, and will commit such resources (including employees, consultants, contractors, facilities, equipment and materials) as it deems necessary to conduct such Enumeral Research Activities.

(b)          Compliance. Each Party will perform its obligations to conduct Research Activities under each Work Plan in compliance with all Applicable Laws. With respect to each activity performed under a Work Plan that will or would reasonably be expected to generate data to be submitted to a Regulatory Authority in support of an IND, such activities will be identified in the Work Plan or otherwise in writing and such Party will comply with the applicable regulations and guidance of the FDA that constitute GLP or GMP (or, if and as appropriate under the circumstances, International Conference on Harmonization (“ICH”) guidance or other comparable regulation and guidance of any Regulatory Authority in any country or region in the Territory).

3.1.3         Records.

(a)          Record Keeping. Each of MDACC and Enumeral will maintain complete and accurate records of its activities in the Collaboration in competent scientific manner, and in sufficient detail to reflect all work done and results achieved, and in sufficient detail for preparing any patent applications that may be needed.

(b)          Reports. Each of MDACC and Enumeral will keep the JSC regularly informed of the progress of the Research Project. At least once each Calendar Quarter during the Research Project Term and within thirty (30) days of the termination or expiration of the Research Project Term, each Party will provide reports to the JSC in reasonable detail regarding the status of its activities, and results achieved, under the Research Project (“Research Reports”). In addition, each Party will provide the JSC with any additional information with respect to the Research Project in its Control as may be reasonably requested from time to time by the JSC.

3.2           Designation of Collaboration Targets. As soon as practicable after creation of the JSC, the JSC will designate initial Collaboration Targets, which will be listed on Exhibit C, which will be attached to, and incorporated into, this Agreement. From time to time, upon the written request of either Party, the JSC will consider the possible addition of one (1) or more targets to the Research Project based on a written proposal describing the rationale for any proposed additional target. Upon approval by the JSC, the additional target will become a Collaboration Target (and included in an amended Exhibit C), and the Work Plan will be amended by the Parties to add appropriate Research Activities associated with the additional target.

3.3           Designation of Collaboration Indications. As soon as practicable after the creation of the JSC, the JSC will designate initial Collaboration Indications, which will be listed on Exhibit D, which will be attached to, and incorporated into, this Agreement. From time to time, upon the written request of either Party, the JSC will consider the possible addition of one or more Indications to the Research Project based on a written proposal describing the rationale for any proposed additional Indication. Upon approval by the JSC, the additional Indication will become a Collaboration Indication (and included in an amended Exhibit D), and the Work Plan will be amended by the Parties to add appropriate Research Activities associated with the additional Indication.

3.4           Designation of Collaboration Antibodies. During the Research Project Term, Enumeral will provide the JSC with prompt written notice of its identification of any Antibody that Enumeral reasonably determines should be designated as a Collaboration Antibody. The notice will identify the Antibody, and will summarize the results of the screening activities and assessments on the Antibody (each, a “Collaboration Antibody Notice”). Promptly following the receipt of a Collaboration Antibody Notice, the JSC will review the data and information and determine whether to designate such Antibody as a Collaboration Antibody. If the JSC provides written notice to the Parties designating an Antibody as a Collaboration Antibody, the Antibody will be deemed a Collaboration Antibody for purposes of this Agreement as of the date of receipt of the Collaboration Antibody Notice. The Parties will prepare a Work Plan amendment with regard to the Collaboration Antibody.

3.5           Designation of Development Candidates. Following completion of Lead Optimization for a Collaboration Antibody, Enumeral will provide the JSC with a written report summarizing the results of the screening activities and assessments on the Collaboration Antibody (each, a “Development Candidate Notice”). Promptly following the receipt of a Development Candidate Notice, the JSC will meet and review the data and information and decide whether to designate the Collaboration Antibody as a Development Candidate. If the JSC provides written notice to the Parties designating a Collaboration Antibody as a Development Candidate, the Collaboration Antibody will be deemed a Development Candidate for purposes of this Agreement as of the date of receipt of the Development Candidate Notice, and the Parties will prepare a Development Plan.

4.          ARTICLE 4 — DEVELOPMENT ACTIVITIES

4.1           Objectives of Development Program. The objectives of the Development Program will be the Development of Development Candidates for use in the Field in accordance with the Development Plans.

4.2           Preparation of Development Plans. Within thirty (30) days from the date of designation by the JSC of each Development Candidate, the Parties will prepare and submit to the JSC for its review a Development Plan applicable to that Development Candidate. Any amendments, modifications or updates to each Development Plan for each Development Candidate or Licensed Product will be prepared by the Parties and submitted to the JSC for its review and comment in accordance with Section 2.1.4, not less than thirty (30) days prior to the end of each Calendar Year.

4.3           Conduct of Development.

4.3.1         Responsibilities. (a) Enumeral will have the sole right and responsibility for the conduct of all Enumeral Development Activities, if any, applicable to any Development Candidate; and (b) MDACC will have the sole right and responsibility for the conduct of all MDACC Development Activities, if any, applicable to any Development Candidate, in each such case to include (i) preparing, filing and maintaining all Regulatory Filings for the Development Candidate in the Territory, and (ii) reporting to Regulatory Authorities all Adverse Events and Serious Adverse Events occurring in any Clinical Trial conducted by such Party related to the Development Candidate, to the extent required by Applicable Laws.

4.3.2         Third Party Contractors. Each Party will have the right to engage Third Party contractors to perform its respective Development Activities, subject to the execution by each such Third Party contractor of an agreement containing provisions with respect to confidentiality and assignment of Know-How that are consistent with, and comparable in scope to, Articles 7 and 8 of this Agreement.

4.4           Diligence.

4.4.1           Enumeral. Enumeral will use Commercially Reasonable Efforts: (a) to conduct the Enumeral Development Activities, if any, applicable to each Development Candidate as set forth in the applicable Development Plan; and (b) to negotiate and execute an Out-Licensing Transaction applicable to each Development Candidate consistent with the terms set forth in the applicable Out-Licensing Plan, if it is the Lead Out-Licensing Party.

4.4.2           MDACC. MDACC will use Commercially Reasonable Efforts: (a) to conduct the MDACC Development Activities, if any, applicable to each Development Candidate as set forth in the applicable Development Plan; and (b) to negotiate and execute an Out-Licensing Transaction applicable to each Development Candidate consistent with the terms set forth in the applicable Out-Licensing Plan, if it is the Lead Out-Licensing Party.

4.5           Compliance. Enumeral and MDACC each will perform its respective obligations under each Development Plan in a competent scientific manner and in compliance with all Applicable Laws. With respect to each activity performed under any Development Plan that will or reasonably would be expected to be submitted to a Regulatory Authority in support of an IND, each Party will comply with applicable GLPs, GMPs or GCPs.

4.6           Third Party Development Know-How. Either Party will have the right to obtain Know-How or Patent Rights owned or controlled by a Third Party necessary to Develop any Development Candidate pursuant to the Development Program in accordance with any Development Plan (“Third Party Development Know-How”); provided, that prior to obtaining any such Third Party Development Know-How, such Party will submit an oral or written proposal to the JSC describing the rationale for obtaining rights to such Third Party Development Know-How, including from a scientific, regulatory or commercial standpoint, and an estimate of the cost of obtaining such Third Party Development Know-How. Subject to JSC approval of any such proposal, the costs and expenses reasonably incurred by the Party in acquiring rights to the Third Party Development Know-How will be Shared Costs for purposes of this Agreement.

4.7           Records and Reports. Enumeral and MDACC each will: (a) maintain records of its Development Activities under the Development Program in competent scientific manner and in sufficient detail for purposes making appropriate patent filings, which will fully reflect all work performed and all results achieved in the performance of the Development Program; and (b) keep the JSC regularly informed of the progress of its efforts to Develop each Development Candidate. Each Party will provide to the JSC at the end of each Calendar Quarter during the Term a reasonably detailed report (each, a “Development Report”) that summarizes: (x) all Development Activities conducted and results obtained with respect to each Development Candidate; (y) any Significant Development Events applicable to each Development Candidate; and (z) such other information with respect to Development Candidate as may be reasonably requested in writing from time to time by the JSC. Each Party will report to the JSC all Adverse Events and Serious Adverse Events with respect to any Development Candidate or Licensed Product, as the case may be, in the Territory, within timeframes consistent with its reporting obligations under Applicable Laws, and in any event no later than forty-eight (48) hours following receipt of notification by a clinical site of a Serious Adverse Event. In each case, the report will include the circumstances and nature of the Adverse Event or Serious Adverse Event. Each Party will provide to the JSC at the end of each Calendar Quarter during the Term a Development Report that summarizes all Development Activities conducted and results obtained with respect to each Development Candidate.

4.8           Responsibility for Shared Costs.

4.8.1           Shared Costs. Subject to the exercise by a Party of its Opt-Out Rights with respect to a Collaboration Antibody or Development Candidate pursuant to Section 4.9: (a) Enumeral will be responsible for funding the Enumeral Cost-Sharing Percentage of all Shared Costs incurred with respect to that Collaboration Antibody or Development Candidate; and (b) MDACC will be responsible for funding the MDACC Cost-Sharing Percentage of all Shared Costs incurred with respect to that Collaboration Antibody or Development Candidate.

4.8.2           Shared Cost Reports. As soon as practicable following the Effective Date, each of Enumeral and MDACC will designate a finance representative who will be primarily responsible for interacting with the other Party’s finance representative regarding the calculation, reporting and reconciliation of Shared Costs. Each Party may designate a new finance representative at any time in such Party’s sole discretion, provided that notice of the new finance representative is promptly provided to the other Party. Within ten (10) days following the end of each Calendar Month commencing with the first full Calendar Month following the Effective Date, each of the Enumeral and MDACC finance representatives will submit to the other Party’s finance representative a preliminary written report setting forth in reasonable detail all Shared Costs incurred by each such Party over such Calendar Month applicable to the conduct of the Research Activities or Development Activities with respect to such Collaboration Antibody or Development Candidate. Such reports will be revised, as necessary, in the following Calendar Month’s report. Each report will set forth in reasonable detail the calculation of all such Shared Costs incurred by such Party over such Calendar Month. Within five (5) days following each Party’s receipt of the other Party’s written report for a Calendar Quarter, the Enumeral and MDACC finance representatives will confer and agree upon the calculation for that Calendar Quarter of the net amount owed by Enumeral to MDACC or MDACC to Enumeral in order to ensure the appropriate sharing of such Shared Costs in accordance with Section 4.8.1. The Shared Costs calculation for the third Calendar Month of each Calendar Quarter may be revised and trued up in the first Calendar Month of the following Calendar Quarter. The Enumeral and MDACC finance representatives will communicate during each Calendar Quarter to review the Shared Costs on a monthly basis to ensure the Calendar Quarter Shared Costs calculation is as complete and accurate as possible. With respect to each Calendar Quarter, the Party that is due for reimbursement of Shared Costs will invoice the other Party. Such payments by one Party to reimburse the other Party’s Shared Costs for the purposes of cost sharing under this Agreement will be paid within sixty (60) days of receipt of the invoice. In the event that a Party disputes in good faith the amount of the reported Shared Costs, that Party will submit the disputed matter to the JSC for resolution. Subject to the foregoing, any invoices which remain unpaid more than thirty (30) days beyond the scheduled payment due date may be subjected to an interest charge equal to one percent (1%) per month (twelve percent (12%) per annum) or, if less, the maximum interest rate permitted by Applicable Laws, calculated from the scheduled payment due date forward.

4.8.3           Out-of-Budget Proposal. Without limiting each Party’s obligations under Section 4.8.2, if either Party reasonably expects to incur Shared Costs applicable to a Collaboration Antibody or Development Candidate for a given Calendar Year which, alone or together with other changes to the Research Project Budget or Development Program Budget for such Calendar Year, represents an increase of more than ten percent (10%) of the Research Project Budget or Development Program Budget for such Calendar Year (each, an “Out-of-Budget Proposal”) such Party will submit to the JSC a written report setting forth in reasonable detail such Out of Budget Proposal. Notwithstanding anything to the contrary in this Agreement, in no event will either Party be obligated to incur any costs or expenses included as part of an Out-of-Budget Proposal without the approval of the JSC.

4.8.4           Reports; Audit Rights. Each Party will keep and maintain for five (5) years complete and accurate records of all Shared Costs incurred by it in the Development of each Development Candidate in sufficient detail to allow confirmation of same by any nationally-recognized independent certified public accountant. Either Party (the “Auditing Party”) will have the right for five (5) years after such Shared Costs are incurred, to appoint at its expense such accountant reasonably acceptable to the other Party, which acceptance shall not be unreasonably conditioned, withheld or delayed (the “Audited Party”), to audit the relevant records of the Audited Party or its Affiliates to verify that the amount of Shared Costs incurred have been correctly determined.  The Audited Party or its Affiliates will each make its records available for audit by the accountant during regular business hours at the place or places where the records are customarily kept, on thirty (30) days written notice from the Auditing Party. The accountant will carry out the audit with as little disruption as possible to the business of the Audited Party. The Audited Party will make available appropriate persons to answer relevant questions of the accountant. This audit right will not be exercised by the Auditing Party more than once in any Calendar Year and any twelve (12) month period may not be audited more than once. If the accountant reasonably concludes that there was an error in the determination of the amount of Shared Costs, the accountant will give the Audited Party reasonable opportunity to confirm the error and if the Audited Party is able to show to the reasonable satisfaction of the accountant that no error occurred within thirty (30) days of the accountant’s completion of the audit, the accountant will correct its determination. Subject to the above, the accountant will only disclose the results (any sums either over/under paid) of such audit to the Auditing Party, and no other details.  In the event that there was an error in the amount of Shared Costs reported by the Audited Party: (a) if the effect of the error resulted in an underpayment by the Auditing Party, the Auditing Party will promptly pay the Audited Party the underpayment amount; and (b) if the effect of the error resulted in an overpayment by the Auditing Party, the Audited Party will promptly pay the Auditing Party the overpayment amount. The Auditing Party will bear the full cost of the audit unless the audit discloses an error by the Audited Party of at least five percent (5%) of the aggregate amount of the Shared Costs in any Calendar Year subject to that audit, in which case the Audited Party will reimburse the Auditing Party for the costs and expenses of the accountant incurred by the Auditing Party in connection with the audit.

4.9          Opt-Out Rights

4.9.1         Research Stage Opt-Out. With respect to a given Collaboration Antibody, either Party (the “Research Stage Opt-Out Party”) will have the right, in its sole discretion, to cease further funding of its Cost-Sharing Percentage of the costs associated with that Collaboration Antibody, effective ninety (90) days after providing the other Party (the “Research Stage Remaining Party”) with written notice (the “Research Stage Opt-Out Date”). Such notice may be given at any time on or after designation of the Antibody as a Collaboration Antibody. In the event that a Party opts out pursuant to this Section 4.9.1, then the subject Collaboration Antibody will become a Waived Antibody for purposes of this Agreement. Exercising the right to opt out pursuant to this Section 4.9.1 does not relieve the Research Stage Opt-Out Party of any incurred obligations (financial or otherwise) with respect to Third Parties, including contractual obligations entered into before the Research Stage Opt-Out Date for services to be rendered after the Research Stage Opt-Out Date. The Research Stage Opt-Out Party will receive from the Research Stage Remaining Party the Research Stage Opt-Out Party’s Profit Share of Net Income, if any, received by the Research Stage Remaining Party in connection with the Commercialization of such Development Candidate.

4.9.2            Development Stage Opt-Out. With respect to a given Collaboration Antibody, either Party (the “Development Stage Opt-Out Party”) will have the right, in its sole discretion, to cease further funding of its Cost-Sharing Percentage of the costs associated with that Collaboration Antibody, effective ninety (90) days after providing the other Party (the “Development Stage Remaining Party”) with written notice (the “Development Stage Opt-Out Date”). Such notice may be given at any time on or after the date of Development Candidate nomination. In the event that a Party opts out pursuant to this Section 4.9.2, then the subject Collaboration Antibody will become a Waived Antibody for purposes of this Agreement. Exercising the right to opt out pursuant to this Section 4.9.2 does not relieve the Development Stage Opt-Out Party of any incurred obligations (financial or otherwise) with respect to Third Parties, including contractual obligations entered into before the Development Stage Opt-Out Date for services to be rendered after the Development Stage Opt-Out Date. The Development Stage Opt-Out Party will receive from the Development Stage Remaining Party the Development Stage Opt-Out Party’s Profit Share of Net Income, if any, received by the Development Stage Remaining Party in connection with the Commercialization of such Development Candidate.

4.9.3           Ongoing Clinical Trials. Notwithstanding any right or provision set forth in Section 4.9.2, in no event will the exercise of a Development Stage Opt-Out right relieve the Development Stage Opt-Out Party of any existing obligation with respect to any ongoing Clinical Trial.

4.10         Out-Licensing Plan. At any time after the designation of a Development Candidate, either Party (for purposes herein, the “Lead Out-Licensing Party”) will have the right, in its sole discretion, to seek to negotiate an Out-Licensing Transaction with respect to any Development Candidate by providing the other Party with written notice (the “Out-Licensing Notice”). Unless the other Party provides a written response that it reasonably objects to such Out-Licensing Transaction (in which event the matter will be submitted to the JSC for resolution), during the period commencing on the date of such Out-Licensing Notice and continuing for a period of up to ninety (90) days, the Parties will confer and use Commercially Reasonable Efforts to agree in good faith upon an Out-Licensing Plan applicable to that Development Candidate. During the period commencing on the date of approval by the JSC of the Out-Licensing Plan and continuing for a period of one hundred eighty (180) days, the Lead Out-Licensing Party will have the right to negotiate an Out-Licensing Transaction with respect to any Development Candidate on the terms set forth in the Out-Licensing Plan; provided, that, under no circumstances will the Out-Licensing Party have the right to consummate any Out-Licensing Transaction without the approval of the JSC. Any dispute with respect to an Out-Licensing Plan or otherwise in connection with this Section 4.10 will be resolved in accordance with Section 2.1.4.

5.          ARTICLE 5 — ADVANCED DEVELOPMENT AND COMMERCIALIZATION

5.1           Objective. Each Party will make Commercially Reasonable Efforts, including reasonable cooperation with each other, to achieve the objective of Advanced Development and Commercialization of one or more Licensed Products, in the Field, by one or more Third Parties, through one or more Out-Licensing Transactions. With respect to a given Development Candidate, if the Parties are unable to agree upon an Out-Licensing Plan, or if the Parties agree upon an Out-Licensing Plan and the Out-Licensing Party fails to consummate an Out-Licensing Transaction on the terms specified in the applicable Out-Licensing Plan within the allotted time, either Party, as determined by the JSC (a “Sole Advanced Development and Commercialization Party” or “Sole ADC Party”) will have the right to conduct Advanced Development and Commercialization of the Development Candidate pursuant to this Article 5; provided however, that: (a) all reasonable costs and expenses of Advanced Development by the Sole ADC Party will be Shared Costs, (b) both Parties will retain the right to Net Income Payments in accordance with Article 6; and (c) the JSC will be responsible for oversight and decision making during Advanced Development, in a manner consistent with its role as defined in Article 2.

5.2           Advanced Development Plan. The Sole ADC Party will prepare and provide to the JSC an Advanced Development Plan, which will set forth the Development Activities to be conducted in order to achieve Marketing Authorization for the Development Candidate. Each Advanced Development Plan will be updated by the Sole ADC Party and reviewed by the JSC at such times as the JSC may determine, and in any event, not less than once each Calendar Year.

5.3           Advanced Development Process. The Sole ADC Party will be responsible for conducting all aspects of the Advanced Development of the subject Advanced Development Candidate, including: (a) making all necessary arrangements for manufacturing, packaging, and shipping adequate supplies of the Advanced Development Candidate Drug Product to support all Clinical Trials undertaken; (b) conducting or making arrangements for all activities related to Clinical Trials; (c) making all Regulatory Filings for the Clinical Trials and filing all Drug Approval Applications and otherwise seeking all Regulatory Approvals for any such Advanced Development Candidate or Licensed Product within the Territory, as well as all correspondence and communications with Regulatory Authorities regarding such matters; and (d) reporting of all Adverse Events to Regulatory Authorities if and to the extent required by Applicable Laws.

5.4           Advanced Development Expenses. Subject to the respective Opt-Out Rights of the Parties, each Party will be responsible for funding its Cost-Sharing Percentage of all Advanced Development Expenses incurred in connection with the Advanced Development by the Sole ADC Party. Within forty-five (45) days of the end of each Calendar Quarter on and after the date on which Advanced Development Expenses are first incurred, the Sole ADC Party will submit to the other Party a written report and an invoice setting forth in reasonable detail all Advanced Development Expenses incurred by the Sole ADC Party over the Calendar Quarter. Within twenty (20) days following the receipt by the other Party of such written report and invoice, the other Party will pay the Sole ADC Party its Cost-Sharing Percentage of such Advanced Development Expenses, as reflected in the invoice. If the other Party disputes its Cost-Sharing Percentage of any such Advanced Development Expenses, the other Party first will pay the disputed amount, and then submit the disputed matter to the JSC for resolution.

5.5           Advanced Development Diligence. The Sole ADC Party will use Commercially Reasonable Efforts to complete Development of the Advanced Development Candidate through receipt of Marketing Authorization, in accordance with the Advanced Development Plan.

5.6           Compliance. The Sole ADC Party will perform its obligations under each Commercialization Plan in a competent scientific manner and in compliance with all Applicable Laws. With respect to each activity performed under an Advanced Development Plan that will or would reasonably be expected to be submitted to a Regulatory Authority in support of a Regulatory Filing or Drug Approval Application, the Sole ADC Party will comply in all material respects with applicable GLPs, GMPs or Good Clinical Practices (or, if and as appropriate under the circumstances, ICH guidance or other comparable regulation and guidance of any Regulatory Authority in any country or region in the Territory).

5.7           Cooperation. The other Party will reasonably cooperate with the Sole ADC Party in the Advanced Development of any Advanced Development Candidate, and subject to the terms of this Agreement and any confidentiality obligations to Third Parties, will provide such data, information and materials Controlled by the other Party as are reasonably necessary for the Sole ADC Party to perform its obligations under the Advanced Development Plan. The other Party will have no obligation to generate any new data, information or materials unless specifically agreed by the Parties in the Advanced Development Plan.

5.8           Advanced Development Reports. The Sole ADC Party will keep the other Party informed of the progress of its efforts to complete Advanced Development of each Advanced Development Candidate through annual updates to the JSC. The Sole ADC Party will provide the JSC with annual written updates to each Advanced Development Plan, which will: (a) summarize the Sole ADC Party’s efforts to complete Advanced Development of such Advanced Development Candidate; (b) identify the Regulatory Filings and Drug Approval Applications with respect to such Advanced Development Candidate that the Sole ADC Party has filed, sought or obtained in the prior twelve (12) month period; and (c) summarize all Clinical Data generated by the Sole ADC Party with respect to such Advanced Development Candidate in the Territory (each, a “Advanced Development Report”).

5.9           Commercialization Plan. At least six (6) months prior to the filing of the first application for Marketing Authorization by a Sole ADC Party with respect to any Advanced Development Candidate, the Sole ADC Party will prepare and provide to the JSC for its review a Commercialization Plan with respect to such Advanced Development Candidate, which will set forth the Commercialization activities to be conducted with respect to the Advanced Development Candidate. Each Commercialization Plan will be updated by the Sole ADC Party and reviewed by the JSC at times determined by the JSC, which must be at least once per Calendar Year.

5.10         Commercialization Process. The Sole ADC Party will be responsible for the conduct of all aspects of the Commercialization of each Advanced Development Candidate, including: (a) making all necessary arrangements for manufacturing, packaging, and shipping adequate supplies of the Advanced Development Candidate or Licensed Product, in finished form, to support launch of the Licensed Product as soon as practicable, following receipt of the first Marketing Authorization; (b) conducting all pre-marketing, marketing, promotion, sales, distribution, import and export activities (including securing reimbursement, sales and marketing and conducting any post-marketing trials or databases and post-marketing safety surveillance); (c) making all necessary Regulatory Filings for the Licensed Product; (d) reporting all Adverse Events to Regulatory Authorities if and to the extent required by Applicable Laws; and (e) booking all sales of the Licensed Product in the Territory.

5.11         Commercialization Expenses. Subject to the respective Opt-Out Rights of the Parties, each Party will be responsible for funding its Cost-Sharing Percentage of all Commercialization Expenses incurred in connection with the Commercialization by the Sole ADC Party of any Advanced Development Candidate or Licensed Product. Within forty-five (45) days of the end of each Calendar Quarter on and after the date on which Commercialization Expenses are first incurred, the Sole ADC Party will submit to the other Party a written report and an invoice setting forth in reasonable detail all Commercialization Expenses incurred by the Sole ADC Party over such Calendar Quarter applicable to the conduct of the Commercialization activities with respect to the Advanced Development Candidate or Licensed Product. Within twenty (20) days following the receipt by the other Party of such written report and invoice, the other Party will pay the Sole ADC Party its Cost-Sharing Percentage of the Commercialization Expenses, as reflected in the invoice. In the event that the other Party disputes in good faith its Cost-Sharing Percentage of any such Commercialization Expenses, as reflected in the invoice, the other Party first will pay the disputed amount and, subject to the foregoing, will submit the disputed matter to the JSC for resolution.

5.12         Commercialization Diligence. The Sole ADC Party will use Commercially Reasonable Efforts during the Term to Commercialize the Development Candidate or Licensed Product in accordance with the Commercialization Plan.

5.13         Compliance. The Sole ADC Party will perform its obligations under each Commercialization Plan in good scientific manner and in compliance in all material respects with all Applicable Laws. With respect to each activity performed under a Commercialization Plan that will or would reasonably be expected to be submitted to a Regulatory Authority in support of a Regulatory Filing or Drug Approval Application, the Sole ADC Party will comply in all material respects with applicable GLPs, GMPs or Good Clinical Practices (or, if and as appropriate under the circumstances, ICH guidance or other comparable regulation and guidance of any Regulatory Authority in any country or region in the Territory).

5.14         Cooperation. The other Party will cooperate with the Sole ADC Party in the Commercialization of any Development Candidate or Licensed Product, and subject to the terms of this Agreement and any confidentiality obligations to Third Parties, will provide such data, information and materials Controlled by the other Party as are reasonably necessary for the Sole ADC Party to perform its obligations under any Commercialization Plan. The other Party will have no obligation to generate any new data, information or materials unless specifically agreed to by the Parties in the Commercialization Plan.

5.15         Commercialization Reports. The Sole ADC Party will inform the other Party concerning the progress of its efforts to Commercialize the Development Candidate, or Licensed Product, through annual updates presented to the JSC. Each annual update will: (a) summarize the Sole ADC Party’s efforts to Commercialize such Development Candidate or Licensed Product; (b) identify any Regulatory Filings or Drug Approval Applications with respect to the Development Candidate or Licensed Product that the Sole ADC Party has filed, sought or obtained in the prior twelve (12) month period; and (c) summarize all Clinical Data generated by the Sole ADC Party with respect to the Development Candidate or Licensed Product in the Territory (each, a “Commercialization Report”).

6.          ARTICLE 6 — CONSIDERATION

6.1           Net Income Payments. Subject to Section 4.9, the Lead Out-Licensing Party or Sole ADC Party, as the case may be, will pay to the other Party such other Party’s Profit Share of the Net Income attributable to the Commercialization of each Licensed Product, including any Out-Licensed Product (such payments, the “Net Income Payments”) in accordance with Section 6.2. The obligation of the Lead Out-Licensing Party or Sole ADC Party to make Net Income Payments will begin to accrue on the date of First Commercial Sale of the Licensed Product or the receipt of any payments pursuant to any Out-Licensing Plan, whichever is earlier, and will continue for so long as there are sales of such Licensed Product or Out-Licensed Product, as applicable.

6.2          Quarterly Reports, Payments.

6.2.1           Reports. Within thirty (30) days after the end of each Calendar Quarter following the date of First Commercial Sale of any Licensed Product by the Sole ADC Party or the receipt of any payments by the Lead Out-Licensing Party pursuant to any Out-Licensing Plan, whichever is earlier, such Lead Out-Licensing Party or Sole ADC Party will submit to the JSC and the other Party: (a) all Commercialization Expenses and License Fees (as defined in Schedule 2 attached hereto) incurred by it with respect to the Licensed Product over the Calendar Quarter; and (b) a written report (the “Net Income Quarterly Report”) that sets forth, in reasonable detail: (i) for Licensed Products that are not Out-Licensed Products, the Net Sales and Cost of Goods applicable to the Licensed Product in the Territory over the Calendar Quarter; (ii) for all Out-Licensed Products, the calculation of Net Income for the Licensed Product, determined in accordance with Schedule 2 attached hereto; and (iii) the calculation of: (A) the amount of Net Income Payments payable to the other Party in accordance with the other Party’s Profit Share for the Licensed Product; or (B) if Commercialization Expenses and License Fees incurred with respect to the Licensed Product over the Calendar Quarter exceed the amount of Net Income for such Licensed Product over such Calendar Quarter, the amount of the loss payable in accordance with the other Party’s Profit Share for the Licensed Product.

6.2.2           Payments. The amount of the Net Income Payments payable by the Lead Out-Licensing Party or Sole ADC Party to the other Party will be paid by the Lead Out-Licensing Party or Sole ADC Party concurrently with the issuance of each Net Income Quarterly Report. The amount of any loss payable to the Lead Out-Licensing Party or Sole ADC Party will be paid by the other Party within sixty (60) days after the issuance of each Net Income Quarterly Report.

6.2.3           Reports; Audit Rights. The Lead Out-Licensing Party or Sole ADC Party will keep and maintain for five (5) years complete and accurate records of all Commercialization Expenses, License Fees and Out-Licensing Costs and Expenses incurred in connection with the Commercialization of any Licensed Product in sufficient detail to allow confirmation of same by a nationally-recognized independent certified public accountant. The other Party will have the right for a period of five (5) years after such Commercialization Expenses, License Fees and Out-Licensing Costs and Expenses are incurred to appoint at its expense such accountant reasonably acceptable to the Lead Out-Licensing Party or Sole ADC Party, which acceptance shall not be unreasonably conditioned, withheld or delayed, to audit the relevant records of the Lead Out-Licensing Party or Sole ADC Party or its Affiliates to verify that the amount of Commercialization Expenses, License Fees and Out-Licensing Costs and Expenses incurred have been correctly determined. The Lead Out-Licensing Party or Sole ADC Party or its Affiliates will each make its records available for audit by the accountant during regular business hours at such place or places where such records are customarily kept, upon thirty (30) days written notice from the other Party. The Lead Out-Licensing Party or Sole ADC Party or its Affiliates will make available appropriate persons to answer relevant questions of the accountant. The audit right will not be exercised by the other Party more than once in any Calendar Year, and any twelve (12) month period may not be audited more than once. If the accountant reasonably concludes that there was an error in the determination of the amount of Commercialization Expenses, License Fees and Out-Licensing Costs and Expenses, the accountant will give the Lead Out-Licensing Party or Sole ADC Party, as applicable, reasonable opportunity to confirm the error and if the Lead Out-Licensing Party or Sole ADC Party, as applicable, is able to show to the reasonable satisfaction of the accountant that no error occurred within thirty (30) days of the accountant’s completion of the audit, the accountant will correct its determination. Subject to the above, the accountant will only disclose the results (any sums either over/under paid) of such audit to the other Party, and no other details. In the event there was an error in the amount of such Commercialization Expenses, License Fees and Out-Licensing Costs and Expenses reported by the Lead Out-Licensing Party or Sole ADC Party hereunder: (a) if the effect of the error resulted in an underpayment, the Lead Out-Licensing Party or Sole ADC Party will promptly, on receipt of an invoice, make payment to the other Party of the underpayment amount; and (b) if the effect of the error resulted in an overpayment, the other Party will promptly make payment to the Lead Out-Licensing Party or Sole ADC Party of the overpayment amount, upon receipt of an invoice. The other Party will bear the full cost of such audit unless such audit discloses an error by the Lead Out-Licensing Party or Sole ADC Party of at least five percent (5%) of the aggregate amount of the Commercialization Expenses, License Fees and Out-Licensing Costs and Expenses in any Calendar Year subject to such audit, in which case the Lead Out-Licensing Party or Sole ADC Party will reimburse the other Party for all costs incurred by the other Party in connection with the audit.

6.3          Overdue Payments. All payments not made by a Party to the other Party when due under this Agreement, will bear interest at a rate of one percent (1%) per month (twelve percent (12%) per annum) or, if less, the maximum interest rate permitted by Applicable Laws, from the due date until paid in full. Any overdue payment, when made, will be accompanied by, and credited first to, all interest so accrued.

6.4          Payments; Withholding Tax.

6.4.1           Payments in U.S. Dollars. All payments made by the Lead Out-Licensing Party or Sole ADC Party under this Article 6 will be made by wire transfer from a banking institution in the United States in U.S. Dollars, in accordance with instructions given in writing from time to time by the other Party.

6.4.2           Withholding Taxes. If, and solely to the extent that, Applicable Laws require withholding of income or other taxes imposed upon any payments made by the Lead Out-Licensing Party or Sole ADC Party to the other Party under this Agreement, the Lead Out-Licensing Party or Sole ADC Party will: (a) make such withholding payments as may be required; (b) subtract such withholding payments from such payments; (c) submit appropriate proof of payment of the withholding taxes to the other Party within a reasonable period of time; and (d) promptly provide the other Party with all official receipts with respect thereto. The Lead Out-Licensing Party or Sole ADC Party will render the other Party reasonable assistance in order to allow the other Party to obtain the benefit of any present or future treaty against double taxation which may apply to such payments.

6.4.3           Foreign Currency Exchange. If, in any Calendar Quarter, Net Sales are made in any currency other than United States Dollars, such Net Sales will be converted into United States Dollars as follows:

(A/B), where

A = foreign “Net Sales” (as defined above) in such Calendar Quarter expressed in such foreign currency; and

B = the applicable foreign exchange conversion rate, expressed in local currency of the foreign country per United States Dollar (using, as the applicable foreign exchange rate, the average of the daily closing rates published in the eastern edition of The Wall Street Journal under the heading “Money Rates,” or any other mutually agreed upon source, for such Calendar Quarter).

7.          ARTICLE 7 – CONFIDENTIAL INFORMATION; PUBLICITY

7.1          Confidentiality

7.1.1          Obligations. MDACC and Enumeral each recognizes that the other Party’s Confidential Information and Proprietary Materials constitute highly valuable assets of such other Party. MDACC and Enumeral each agrees that, subject to Section 7.1.2, during the Term and for an additional five (5) years after termination or expiration of this Agreement: (a) it will not disclose, and will cause its Affiliates not to disclose, any Confidential Information or Proprietary Materials of the other Party; and (b) it will not use, and will cause its Affiliates not to use, any Confidential Information or Proprietary Materials of the other Party, except as expressly permitted in this Agreement.

7.1.2          Limited Disclosure. MDACC and Enumeral each agrees that disclosure of its Confidential Information or any transfer of its Proprietary Materials may be made by the other Party to any Affiliate, employee, consultant, contractor, subcontractor, agents or other Third Parties to enable such other Party to exercise its rights or to carry out its responsibilities under this Agreement; provided, that any such disclosure or transfer will be made only to Persons who are bound by obligations no less stringent than those described in the provisions herein. In addition, MDACC and Enumeral each agrees that the other Party may disclose its Confidential Information: (a) on a need-to-know basis to such other Party’s professional, legal and financial advisors; (b) as reasonably necessary in connection with an actual or potential (i) permitted license or sublicense of such other Party’s rights hereunder, (ii) debt or equity financing of such other Party, or (iii) merger, acquisition, consolidation, share exchange or other similar transaction involving such Party and any Third Party; (c) to any Third Party that is or may be engaged by a Party to perform services in connection with the Research Project or the Development Program or the Commercialization of Licensed Products as necessary to enable such Third Party to perform such services; and (d) for any other purpose with the other Party’s written consent, which consent will not be unreasonably withheld, conditioned or delayed; provided, that, any such disclosure or transfer in (a) – (d) will only be made to Persons who are bound by written obligations no less restrictive than those described in Section 7.1.3. Each Party further agrees that the other Party may disclose such Party’s Confidential Information or provide such Party’s Proprietary Materials: (A) as reasonably necessary to file, prosecute or maintain Patent Rights, or to file, prosecute or defend litigation related to Patent Rights, in accordance with this Agreement, provided, that in the case of any disclosure under this clause (A), to the extent reasonably possible, the disclosing party will provide the other Party with reasonable advance notice of and an opportunity to comment on any such required disclosure; or (B) as required by Applicable Laws; provided, that in the case of any disclosure under this clause (B), the disclosing party will (1) if practicable, provide the other Party with reasonable advance notice of and an opportunity to comment on any such required disclosure, and (2) if requested by the other Party, cooperate in all reasonable respects with the other Party’s efforts to obtain confidential treatment or a protective order with respect to any such disclosure, at the other Party’s expense.

7.1.3           Employees and Consultants. MDACC and Enumeral each hereby represents that all of its respective employees, consultants and Third Party contractors, and all of the employees and consultants of its Affiliates, who have access to Confidential Information or Proprietary Materials of the other Party, prior to having such access, are or will be bound by obligations to maintain such Confidential Information or Proprietary Materials in confidence and not to use such Confidential Information, except as expressly permitted in this Agreement. Each Party agrees to use, and to cause its Affiliates to use, Commercially Reasonable Efforts to enforce such obligations and to prohibit its employees and consultants from using such information except as expressly permitted hereunder. In any and all events, each Party will be liable to the other Party for any disclosure or misuse by such receiving Party’s employees, consultants, Affiliates and Third Party contractors of Confidential Information or Proprietary Materials of the other Party.

7.2           Publicity. Upon the execution of this Agreement, the Parties will issue a joint press release with respect to this Agreement in substantially the form attached hereto as Schedule 2, and each Party may make subsequent public disclosure of the contents of such press release without further approval of the other Party. Subject to the foregoing, except as required by Applicable Laws, neither Party will issue a press or news release or make any similar public announcement related to the Collaboration, or the Commercialization of Licensed Products, or the terms and conditions of this Agreement without the prior written consent of the other Party. Publication in scientific journals, presentation at scientific conferences and meetings are intended to be covered by Section 7.3 and are not subject to this Section 7.2. A copy of this Agreement may be filed by Enumeral with the U.S. Securities and Exchange Commission, or comparable administrative/regulatory body in other jurisdictions. In connection with any such filing, Enumeral will endeavor to obtain confidential treatment of economic, trade secret and other proprietary or confidential information. Enumeral and MDACC are each hereby expressly permitted to publicly announce the occurrence of any event with respect to the Collaboration or this Agreement that Enumeral or MDACC, respectively, reasonably believes is material to such Party.

7.3           Publications and Presentations. The JSC will establish rules and procedures for scientific and medical publications and presentations containing results, data or other information obtained in the Collaboration. Such rules and procedures will include requirements for reasonable advance notice and expeditious review of proposed publications and presentations. Notwithstanding the foregoing: (a) except for disclosures permitted pursuant to Section 7.2, either Party proposing to make a publication will deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure at least thirty (30) days prior to submission for publication or presentation; (b) the reviewing Party will have the right to require a delay of up to sixty (60) days in publication or presentation in order to enable preparation and filing of patent applications protecting intellectual property rights in such information; and (c) each Party will have the right to prohibit disclosure of any of its Confidential Information in any such proposed publication or presentation. In any permitted publication or presentation by a Party, the other Party’s contribution will be duly recognized, and authorship will be determined in accordance with customary standards.

7.4           Use of Proprietary Materials. From time to time during the Term, either Party (the “Transferring Party”) may supply the other Party (the “Receiving Party”) with Proprietary Materials of the Transferring Party for use in the Research Project or any Development Program. In connection therewith, each Receiving Party hereby agrees that: (a) upon the written request of the Transferring Party, the Receiving Party will enter into a material transfer agreement reasonably requested by the Transferring Party prior to supplying any such Proprietary Materials; (b) even in the absence of a material transfer agreement, the Receiving Party will not use the Proprietary Materials for any purpose other than exercising its rights or performing its obligations hereunder; (c) it will use such Proprietary Materials only in compliance with all Applicable Laws; (d) it will not transfer any such Proprietary Materials to any Third Party without the prior written consent of the Transferring Party, except for the transfer of Development Candidates and Licensed Products for use in Clinical Trials; (e) it will not acquire any rights of ownership, or title in or to such Proprietary Materials as a result of such supply by the Transferring Party; and (f) upon the expiration or termination of this Agreement, if requested by the Transferring Party, it will destroy or return any such Proprietary Materials that are not the subject of the grant of a continuing license hereunder.

8.          ARTICLE 8 — GRANT OF LICENSES; EXCLUSIVITY

8.1          Grant of Licenses to Enumeral

8.1.1            Grant. Subject to the terms and conditions of this Agreement, MDACC hereby grants the following licenses to Enumeral: (a) a co-exclusive, worldwide license under the MDACC Technology, with the right to grant sublicenses solely as provided in Section 8.1.2, solely for the purpose of conducting Research Activities and Development Activities with respect to Collaboration Antibodies, Development Candidates or Licensed Products, for use in the Field; and (b) to the extent Enumeral is a Sole ADC Party, an exclusive license under the MDACC Technology, with the right to grant sublicenses, solely for the purpose of Developing and Commercializing the applicable Development Candidate or Licensed Product. Notwithstanding the foregoing, with respect to MDACC Know-How (and any MDACC Patent Rights thereto), any such license grant will only apply to the extent that: (i) MDACC has the right to license such MDACC Know-How and such MDACC Know-How is not otherwise encumbered; (ii) such MDACC Know-How is necessary, as determined by both Parties after reasonable good faith review, for the purpose of Developing and Commercializing the applicable Development Candidate or Licensed Product; and (iii) any such license will be subject to the review and approval of MDACC at the time that such license is determined to be necessary under Clause (ii) in this Section 8.1.1.

8.1.2           Right to Sublicense. Enumeral will have the right to grant sublicenses under the license granted to it under Section 8.1.1 to any Third Party: (a) engaged by Enumeral to conduct research, Development or Commercialization activities, including contract research organizations, regulatory affairs consultants and promotion consultants, upon written notice to MDACC, and subject to the execution by each such Third Party of an agreement containing provisions with respect to confidentiality and assignment of Know-How that are consistent with, and comparable in scope to, Articles 7 and 8; or (b) engaged by Enumeral with respect to the Development or Commercialization of any Development Candidate or Licensed Products, as part of any Out-Licensing Transaction. Enumeral will provide MDACC with a copy of any such sublicense agreement executed by Enumeral pursuant to this Section 8.1.2 within thirty (30) days after execution.

8.2          Grant of Licenses to MDACC

8.2.1           Grant. Subject to the other terms of this Agreement, Enumeral hereby grants to MDACC: (a) a co-exclusive, worldwide license under the Enumeral Technology, with the right to grant sublicenses solely as provided in Section 8.1.2, solely for the purpose of conducting Research Activities and Development Activities with respect to Collaboration Antibodies, Development Candidates or Licensed Products, for use in the Field; and (b) to the extent MDACC is a Sole ADC Party, an exclusive license under the Enumeral Technology, with the right to grant sublicenses, solely for the purpose of Developing and Commercializing the applicable Development Candidate or Licensed Product. Notwithstanding the foregoing, with respect to Enumeral Know-How (and any Enumeral Patent Rights thereto), any such license grant will only apply to the extent that: (i) Enumeral has the right to license such Enumeral Know-How and such Enumeral Know-How is not otherwise encumbered; (ii) such Enumeral Know-How is necessary, as determined by both Parties after reasonable good faith review, for the purpose of Developing and Commercializing the applicable Development Candidate or Licensed Product; and (iii) any such license will be subject to the review and approval of Enumeral at the time that such license is determined to be necessary under Clause (ii) in this Section 8.2.1.

8.2.2           Right to Sublicense. MDACC will have the right to grant sublicenses under the license granted to it under Section 8.2.1 to any Third Party: (a) engaged by MDACC to conduct research, Development or Commercialization activities, including contract research organizations, regulatory affairs consultants and promotion consultants, upon written notice to Enumeral, and subject to the execution by each such Third Party of an agreement containing provisions with respect to confidentiality and assignment of Know-How that are consistent with, and comparable in scope to, Articles 7 and 8; or (b) engaged by MDACC with respect to the Development or Commercialization of any Development Candidate or Licensed Products, as part of any Out-Licensing Transaction. MDACC will provide Enumeral with a copy of any such sublicense agreement executed by MDACC pursuant to this Section 8.2.2 within thirty (30) days after execution.

8.3           No Other Rights. Enumeral will have no rights to use or otherwise exploit MDACC Technology or MDACC Materials, and MDACC will have no rights to use or otherwise exploit Enumeral Technology or Enumeral Materials, in each case, except as expressly set forth in this Agreement.

8.4          Exclusivity

8.4.1           Enumeral. During the Exclusivity Period, Enumeral will not conduct any activity, on its own or under sponsorship of any Third Party, or grant any license or other right to any Third Party to utilize any Technology or Patent Rights Controlled by Enumeral or provide any Enumeral Materials to any Third Party, that involves the generation, research, development, manufacture, registration or commercialization of any therapeutic product, prophylactic product or diagnostic product directed to any Collaboration Target, except pursuant to this Agreement, in connection with the conduct of the Collaboration.

8.4.2           MDACC. During the Exclusivity Period, MDACC will not conduct any activity, on its own or under sponsorship of any Third Party, or grant any license or other right to any Third Party to utilize any Technology or Patent Rights Controlled by MDACC or provide any MDACC Materials to any Third Party, that involves the generation, research, development, manufacture, registration or commercialization of any therapeutic product, prophylactic product or diagnostic product directed to any Collaboration Target, except pursuant to this Agreement, in connection with the conduct of the Collaboration.

8.4.3           Novel Targets. Notwithstanding the provision of Section 8.4.2, in the event that any Collaboration Target that is included as part of the Collaboration is a Novel Target and Enumeral fails within eighteen (18) months of the date of designation by the JSC of the Novel Target as a Collaboration Target to identify as part of the Collaboration a Collaboration Antibody that meets criteria specified by the JSC at the time that the Novel Target is designated as a Collaboration Target, the exclusivity provision in this Section 8.4.2 will not apply to MDACC with respect to that Novel Target.

9.          ARTICLE 9 – PATENTS

9.1          Ownership

9.1.1           MDACC Technology. MDACC will have exclusive ownership of all right, title and interest in and to all MDACC Technology.

9.1.2           Enumeral Technology. Enumeral will be sole owner of all right, title and interest in and to all Enumeral Technology.

9.1.3           Joint Collaboration Technology. Enumeral and MDACC will jointly own all Joint Collaboration Know-How and Joint Collaboration Patent Rights. Notwithstanding anything to the contrary contained in this Agreement or under Applicable Laws, subject to the licenses granted by each Party to the other Party pursuant to this Agreement, and except to the extent set forth in Article 8, the Parties hereby agree that: (a) during the Term of this Agreement, neither Party will have the right to license or sublicense to Affiliates or Third Parties all or any portion of its interest in Joint Collaboration Know-How or Joint Collaboration Patent Rights for any purpose within the Field, without the prior written consent of the other Party; and (b) upon termination or expiration of this Agreement, either Party may license to any Third Party all or any portion of its interest in Joint Collaboration Know-How or Joint Collaboration Patent Rights for any purpose, without consent of the other Party, without restriction, and without the obligation to provide compensation or an accounting to the other Party.

9.2           Prosecution and Maintenance.

9.2.1           Enumeral Prosecution. Enumeral will have the sole right, at Enumeral’s discretion, to file, prosecute and maintain all Enumeral Collaboration Patent Rights, at Enumeral’s sole expense. MDACC will reasonably cooperate with and provide reasonable assistance to Enumeral in Enumeral’s preparation, filing, prosecution and maintenance of such Patent Rights, including gaining United States patent term extensions, supplementary protection certificates and any other extensions that are now or become available in the future wherever applicable to such Patent Rights. If Enumeral decides to cease prosecution or to allow to lapse any of the Enumeral Collaboration Patent Rights, Enumeral will inform MDACC of such decision promptly, and the JSC will determine next steps, if any, regarding such Enumeral Collaboration Patent Rights.

9.2.2           MDACC Prosecution. MDACC will have the sole right, at MDACC’s discretion, to file, prosecute and maintain all MDACC Collaboration Patent Rights. Enumeral will reasonably cooperate with and provide reasonable assistance to MDACC in MDACC’s preparation, filing, prosecution and maintenance of such Patent Rights, including gaining United States patent term extensions, supplementary protection certificates and any other extensions that are now or become available in the future wherever applicable to such Patent Rights. If MDACC decides to cease prosecution or to allow to lapse any of the MDACC Collaboration Patent Rights, MDACC will inform Enumeral of such decision promptly, and the JSC will determine next steps, if any, regarding such MDACC Collaboration Patent Rights.

9.2.3           Joint Collaboration Patent Rights. Promptly after the determination that any Collaboration Know-How is Joint Collaboration Know-How, Enumeral will have the right, but not the obligation, to undertake the prosecution of Joint Collaboration Patent Rights. MDACC will reasonably cooperate with and assist Enumeral in all reasonable respects, in connection with Enumeral’s preparation, filing, prosecution and maintenance of Joint Collaboration Patent Rights. All Patent Costs incurred in connection with the preparation, filing, prosecution and maintenance of Joint Collaboration Patent Rights will be shared equally by the Parties as Shared Costs. If a Party opts out of equally sharing such Patent Costs with respect to a given patent or pending application in a given jurisdiction, then: (a) the other Party will have the right (without payment) to require the non-sharing Party to assign its rights in the patent or pending application in question to the other Party; and (b) the other Party will assume responsibility for prosecution and maintenance of such patent or pending application, at its own cost. If Enumeral decides to cease prosecution or to allow to lapse any of the Joint Collaboration Patent Rights in any country, Enumeral will inform MDACC of such decision promptly and, in any event, so as to provide MDACC a reasonable amount of time to establish or preserve such Joint Collaboration Patent Rights in such jurisdiction. MDACC will have the right, but not the obligation, to continue prosecution or maintenance of such Joint Collaboration Patent Rights in such jurisdiction, at MDACC’s sole expense. Upon such transfer of responsibility for prosecution or maintenance any of the Joint Collaboration Patent Rights, Enumeral will promptly deliver to MDACC copies of all files related to the Joint Collaboration Patent Rights with respect to which responsibility has been transferred, and will take all actions and execute all documents reasonably necessary for MDACC to assume such prosecution, maintenance and defense.

9.2.4           Information and Cooperation. The Party responsible for prosecuting and maintaining any Patent Rights in accordance with Section 9.2.1, 9.2.2 or 9.2.3 (a “Prosecuting Party”) will promptly provide the other Party (or its patent counsel, if so requested) with copies of all patent applications to be filed hereunder and other material submissions and correspondence with the applicable patent offices, in sufficient time to allow for review and comment by the other Party. Any advice and suggestions of the other Party (directly or through patent counsel) will be considered in good faith by the Filing Party.

9.2.5           Patent Term Extension. The Parties will reasonably cooperate with each other in obtaining patent term extensions or supplemental protection certificates (or their equivalents) in any country in the Territory where applicable to Patent Rights covering a Licensed Product. Such cooperation will include timely actions to ensure compliance with applicable filing deadlines. In the event that elections with respect to obtaining such patent term extension are to be made, Enumeral will have the right to make the election with respect to Enumeral Collaboration Patent Rights.

9.3          Enforcement and Defense.

9.3.1        Third Party Infringement.

(a)          Notice. Each Party will promptly report in writing to the other Party any known or suspected infringement of any MDACC Collaboration Patent Rights, Joint Collaboration Patent Rights, or Enumeral Collaboration Patent Rights of which it becomes aware, including the submission of an abbreviated MAA under the Hatch-Waxman Act. The notifying Party will provide the other Party with all available evidence of such infringement or suspected infringement.

(b)          Enumeral Initial Right to Enforce. Enumeral will have the first right, but not the obligation, to enforce Enumeral Collaboration Patent Rights with respect to acts of a Third Party in the Field that compete with, or are reasonably expected to compete with, or otherwise to materially affect the market for, a Licensed Product (“Competitive Infringement”), by taking reasonable steps, which may include institution of legal proceedings or settlement. Enumeral will keep MDACC informed concerning such action, and Enumeral will consider in good faith any advice or suggestions from MDACC concerning such action.

(c)          Step-In-Right. If Enumeral does not initiate legal action or take other appropriate action under Section 9.3.1(b), then MDACC will have the right, but not the obligation, to bring, at its own expense, reasonable and appropriate action against any Person engaged in known or suspected Competitive Infringement of the Enumeral Collaboration Patent Rights; provided however, MDACC will not initiate legal action without first conferring with Enumeral and considering in good faith Enumeral’s reasons for not bringing any such action.

(d)          MDACC Initial Right to Enforce. MDACC will have the first right, but not the obligation, to enforce MDACC Collaboration Patent Rights with respect to acts or conduct of a Third Party in the Field that compete with, or are reasonably expected to compete with, or otherwise to materially affect the market for, a Licensed Product, by taking reasonable steps, which may include institution of legal proceedings or settlement. MDACC will keep Enumeral informed concerning such action, and MDACC will consider in good faith any advice or suggestions from Enumeral concerning such action.

(e)          Step-In-Right. If MDACC does not initiate legal action or take other appropriate action under Section 9.3.1(d), then Enumeral will have the right, but not the obligation, to bring, at its own expense, reasonable and appropriate action against any Person engaged in known or suspected Competitive Infringement of the MDACC Collaboration Patent Rights; provided however, Enumeral will not initiate legal action without first conferring with MDACC and considering in good faith MDACC’s reasons for not bringing any such action.

(f)          Joint Collaboration Patent Rights. In the event of an Infringement of a Joint Program Patent Right, then the Parties will enter into good faith discussions to agree on an appropriate course of action, including apportioning costs and responsibilities of the Parties.

(g)          Cooperation. In any action against an infringer or suspected infringer instituted under this Section 9.3.1, the Parties will cooperate with and assist each other in all reasonable respects. Upon the reasonable request of the Party instituting the action, the other Party will join such action and will be represented using counsel of its own choice, at the requesting Party’s expense.

(h)          Allocation of Recovery. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any settlements, damages or other monetary awards recovered pursuant to a suit, proceeding, or action brought pursuant to Section 9.3.1 with respect to any Licensed Product will be allocated first to the costs and expenses of the Party controlling such action, to the extent not previously allocated between the Parties as Shared Costs or Commercialization Expenses, and second, to the costs and expenses (if any) of the other Party (to the extent not previously allocated between the Parties as Shared Costs or Commercialization Expenses), and any remaining amounts (the “Recovery”) will be allocated fifty percent 50% to each Party.

9.3.2           Claims by Third Parties. If legal action is threatened or brought against either Party (or any Affiliate of either Party) by a Third Party alleging misappropriation of Know-How or Infringement of Patent Rights, by reason of activities involving the Collaboration, a Collaboration Antibody, a Development Candidate or a Licensed Product, such Party will notify the other Party within five (5) days of the earlier of receipt of service of process in such action, suit or proceeding, or the date such Party becomes aware that such action, suit or proceeding has been instituted. Promptly after such notification, the Parties will confer to consider the Third Party claim, and an appropriate course of action. Each Party will have the right to defend itself against a law suit that names it as a defendant. Neither Party will enter into any settlement of any claim described in this Section 9.3.2 that affects the other Party’s rights or interests, without such other Party’s written consent, which will not be unreasonably withheld or delayed. If the Third Party claim does not directly involve the manufacture, use, sale or offer for sale of a Licensed Product, the Party alleged to have misappropriated or infringed (or whose Affiliate is alleged to have misappropriated or infringed) will have the obligation to defend such legal action at its sole expense. To the extent that the Third Party claim directly involves the manufacture, use, sale or offer for sale of a Licensed Product, the out-of-pocket costs and expenses of defending such action will be treated as a Shared Cost.

10.         ARTICLE 10 – TERM AND TERMINATION

10.1         Term. This Agreement will commence on the Effective Date and will continue in full force and effect, until the fulfillment or expiration of all payment obligations under this Agreement with respect to the last Licensed Product in all countries in the Territory, unless earlier terminated pursuant to Article 10.2 (the “Term”).

10.2         Unilateral right to terminate. Either Party may terminate this Agreement at its sole discretion, upon sixty (60) days written notice to the other Party; provided that no Development Candidate or Advanced Development candidate is under Development, and no Licensed Product is being Commercialized, pursuant to this Agreement, at the time such notice is received.

10.3         Consequences of Termination. If this Agreement is terminated by either Party pursuant to Section 10.2:

10.3.1           All obligations of the Parties to conduct any Research Activities pursuant to any Work Plan will cease as of the effective date of termination; provided however, that the termination does not relieve either Party of any accrued obligations (financial or otherwise) with respect to any Third Party.

10.3.2           All obligations of the Parties to conduct any Development Activities pursuant to any Development Plan will cease as of the effective date of termination; provided however, that the termination will not relieve either Party of any existing obligations (financial or otherwise) in connection with any existing Clinical Trial.

10.3.3           All licenses and rights granted by either Party to the other Party pursuant to this Agreement will terminate as of the effective date of termination; provided however, that any such license necessary in the conduct of any ongoing Clinical Trial will survive until Completion of the Clinical Trial.

10.3.4           Each Party will promptly return all Confidential Information and Proprietary Materials of the other Party that are not subject to a continuing license hereunder; provided, that each Party may retain one copy of the Confidential Information of the other Party in its archives solely for the purpose of establishing the contents thereof and ensuring compliance with its obligations hereunder.

10.3.5           All Collaboration Antibodies and all Development Compounds will become Waived Collaboration Antibodies.

10.4         Surviving Provisions. The following provisions will survive any expiration or termination of this Agreement: Article 1; Sections 4.3, 4.5, 4.7, 5.2.2, 5.2.5, 5.2.6-5.2.7, 5.3.5 and 5.3.7, to the extent required to permit fulfillment of reporting obligations to Regulatory Authorities, and compliance with all Applicable Laws; Sections 4.8.4, 4.9.1-4.9.2 and 6.2.3, to the extent necessary to govern the mechanics of any accrued or any surviving payment obligations and related audits, Article 7, Sections 8.4, 9.2-9.3, Article 10, Sections 11.2-11.4, Article 12 and Article 13.

11.         ARTICLE 11 – REPRESENTATIONS AND WARRANTIES

11.1        Mutual Representations and Certifications. MDACC and Enumeral each represents and certifies to the other, as follows:

11.1.1           Organization. It is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver and perform this Agreement.

11.1.2           Authorization. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary legally required action and will not violate: (a) such Party’s certificate of incorporation or bylaws, or other terms and conditions of such Party’s existence; (b) any agreement, instrument or contractual obligation to which such Party is bound in any material respect; or (c) any order, writ, judgment, injunction, decree, determination or award of any court or governmental agency presently in effect applicable to such Party.

11.1.3           Binding Agreement. This Agreement is a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms and conditions.

11.1.4           No Inconsistent Obligation. It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any respect with the terms of this Agreement.

11.2        Additional Representations of MDACC. MDACC hereby further represents to Enumeral that: (a) MDACC has sufficient right, title and interest in and to the MDACC Materials, and the right and authority to transfer to Enumeral, for the purposes set forth herein, the MDACC Materials; (b) MDACC has obtained, and will retain in its records, all necessary consents and authorizations required by Applicable Laws relating to the collection and transfer to Enumeral of the MDACC Materials and the use thereof by Enumeral for the purposes set forth herein, including but not limited to any necessary patient informed consents or authorizations required under HIPAA (“Informed Consents Requirements”), the National Organ Transplant Act of 1984 or all consents and authorizations required by MDACC’s Institutional Review Board; (c) Enumeral will not be given access to any confidential patient identifiable health information (“Protected Health Information,” or “PHI” as such term is defined under HIPAA) under this Agreement unless permitted under the HIPAA Privacy Regulations (45 C.F.R. Parts 160 and 164) (the “HIPAA Privacy Regulations”), and any information revealing tissue donor identity will be removed from the MDACC Materials; (d) the use by Enumeral of the MDACC Materials in accordance with this Agreement is consistent with any such consent or authorization obtained from any patients from whom such MDACC Materials were obtained.

11.3         Warranty Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY KNOW-HOW, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND EACH PARTY HEREBY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT.

11.4         No Warranty of Success. Nothing contained in this Agreement will be construed as a warranty, either express or implied, on the part of either Party that: (a) the Research Project will be successful or meet its goals, timelines or budgets; or (b) the outcome of the Research Project or the Development Program will be commercially exploitable in any respect.

12.         ARTICLE 12 – INDEMNIFICATION; INSURANCE

12.1         Indemnification by Enumeral. Enumeral will indemnify, subject to the statutory duties of the Texas State Attorney General defend, and hold harmless MDACC, System, and their respective Regents, directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, the “MDACC Indemnitees”), against all liabilities, damages, losses and expenses (including reasonable attorneys’ fees and expenses of litigation) (collectively, “Losses”) incurred by or imposed upon any of the MDACC Indemnitees, as a direct result of claims, suits, actions, demands or judgments of Third Parties, arising out of: (a) the conduct of Enumeral Research Activities or Enumeral Development Activities by Enumeral or any of its Affiliates; (b) Commercialization of any Collaboration Antibody, Development Candidate or Licensed Product by Enumeral or any of its Affiliates; (c) any breach of this Agreement by Enumeral or any of its Affiliates; but only to the extent that any such Loss is the result of gross negligence or willful misconduct of Enumeral or its Affiliates, excluding any Losses that result from the breach of this Agreement by MDACC, or for which MDACC has an obligation to indemnify Enumeral Indemnitees pursuant to Section 12.2.

12.2         Indemnification by MDACC. To the extent authorized by the constitution and laws of the State of Texas, MDACC will indemnify, defend and hold harmless Enumeral, its subsidiaries, their respective directors, officers, employees and agents, and their respective successors, heirs and assigns (collectively, the “Enumeral Indemnitees”), against all liabilities, damages, losses and expenses (including reasonable attorneys’ fees and expenses of litigation) (collectively, “Losses”) incurred by or imposed upon any of the Enumeral Indemnitees, as a direct result of claims, suits, actions, demands or judgments of Third Parties, arising out of: (a) the conduct of MDACC Research Activities or MDACC Development Activities by MDACC or any of its Affiliates; (b) Commercialization of any Collaboration Antibody, Development Candidate or Licensed Product by MDACC or any of its Affiliates; (c) any breach of this Agreement by MDACC or any of its Affiliates; but only to the extent that any such Loss is the result of gross negligence or willful misconduct of MDACC or its Affiliates, excluding any Losses that result from the breach of this Agreement by Enumeral, or for which Enumeral has an obligation to indemnify MDACC Indemnitees pursuant to Section 12.1.

12.3         Conditions on Indemnification. A Person seeking recovery under this Article 12 (the “Indemnified Party”) in respect of a Claim will give prompt notice of such Claim to the Party from whom indemnification is sought (the “Indemnifying Party”). The Indemnitor will have the right to control any litigation or disposition of such Claim, with counsel of its choice, provided such counsel is reasonably acceptable to the Indemnitee. The Indemnitor will not settle or otherwise resolve such Claim without the prior written consent of such Indemnified Party (which consent will not be unreasonably withheld, conditioned or delayed). Each Indemnified Party will cooperate with the Indemnifying Party in its defense of any such Claim in all reasonable respects and will have the right to be present in person or through counsel at all legal proceedings with respect to such Claim. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and the Indemnifying Party will remain responsible to indemnify the Indemnified Party as provided in this Article 12.

12.4         Limited Liability. TO THE EXTENT PERMITTED BY APPLICABLE LAWS, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR LOST REVENUES, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 12.4 IS INTENDED TO OR WILL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 12.1 OR 12.2.

12.5         Insurance. Each Party will procure and maintain insurance, including, when and if applicable, product liability insurance, or will self-insure, in each case in a manner adequate to cover its obligations under this Agreement and consistent with normal business practices of prudent companies similarly situated, at all times during the Term and for a period of five (5) years thereafter. Each Party will procure insurance or self-insure at its own expense. It is understood that such insurance will not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 12.

13.         ARTICLE 13 – MISCELLANEOUS

13.1        Mediation. If a dispute arises between the Parties, and such dispute is not resolved pursuant to Section 2.1.4 above, the Parties agree to try in good faith to resolve the dispute (except any issue relating to intellectual property) arising out of or relating to this Agreement, or the breach, termination, or validity thereof, by non-binding mediation.

13.2        Arbitration.

13.2.1      Any Disputed Matter that the JSC cannot resolve pursuant to Section 2.1.5 or arising between the Parties with respect to this Agreement that cannot be resolved pursuant to Section 13.1 above, will be resolved by binding arbitration before a panel of three (3) arbitrators in accordance with the rules of the American Arbitration Association (“AAA”) in effect at the time the proceeding is initiated, provided that any arbitration under this Section 13.2 will be authorized and undertaken solely to the extent that MDACC is authorized to engage in such arbitration pursuant to Applicable Laws. In any such arbitration, the following procedures will apply:

(a)          The panel will be comprised of one arbitrator chosen by Enumeral, one by MDACC and the third, who will act as the chairman of the panel, by the two co-arbitrators. If either Party fails or both Parties fail to choose an arbitrator or arbitrators within thirty (30) days after receiving notice of commencement of arbitration or if the two arbitrators fail to choose a third arbitrator within thirty (30) days after their appointment, then either or both Parties will immediately request that the AAA select the remaining number of arbitrators to be selected, which arbitrator(s) will have the requisite scientific background, experience and expertise. The language of the arbitration will be English.

(b)          Either Party may apply to the arbitrators for interim injunctive relief until the arbitration decision is rendered or the Disputed Matter is otherwise resolved. Either Party also may seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party, pending resolution of the Dispute pursuant to this Section 13.2. The arbitrators will have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages.

(c)          The award of the arbitrators will be final and binding on the Parties (except for those remedies expressly set forth in this Agreement). Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Notwithstanding anything in this Section 13.2 to the contrary, each Party will have the right to institute judicial proceedings against the other Party or anyone acting by, through or under such other Party, in order to enforce the instituting Party’s rights hereunder through specific performance, injunction or similar equitable relief.

(d)          Each Party will bear its own costs and expenses and attorneys’ fees in connection with any such arbitration; provided, that the arbitrators will be authorized to determine whether a Party is the prevailing Party, and if so, to award to the prevailing Party reimbursement for its reasonable attorneys’ fees, costs and expenses (including, for example, expert witness fees and expenses, photocopy charges and travel expenses).

(e)          The arbitration will be confidential. Except to the extent necessary to confirm an award or decision or as may be required by Applicable Laws, neither Party nor any arbitrator may disclose the existence or results of any arbitration without the prior written consent of both Parties.

(f)          Any monetary payment to be made by a Party pursuant to a decision of the arbitrators will be made in United States dollars, free of any tax or other deduction.

(g)          Notwithstanding the foregoing, any Dispute involving a Party’s patents or other issues relating solely to a Party’s intellectual property will be submitted exclusively to the courts in the jurisdiction(s) relevant to the patent(s) or other intellectual property involved in the Dispute.

13.3         Notices. All notices and communications will be in writing and delivered personally or by internationally-recognized overnight express courier providing evidence of delivery or mailed via certified mail, return receipt requested, addressed as follows below, or by email or facsimile confirmed thereafter by any of the foregoing, or to such other address as may be designated from time to time.

If to Enumeral:

Enumeral Biomedical Holdings, Inc.

200 CambridgePark Drive, Suite 2000

Cambridge, MA 02140

Attention: Chief Executive Officer

With a copy to:                         Enumeral Biomedical Holdings, Inc.

200 CambridgePark Drive, Suite 2000

Cambridge, MA 02140

Attention: Legal Department

If to MDACC:

The University of Texas M. D. Anderson Cancer Center

Attn: Ferran Prat, Ph.D., J.D.

Vice-President, Strategic Industry Ventures

Unit 1643

1515 Holcombe Blvd.
Houston, Texas 77030

With a copy to:                        The University of Texas M. D. Anderson Cancer Center
Legal Services—Unit 1674

PO Box 301407

Houston, Texas 77230-1407

Attn: Chief Legal Officer

Except as otherwise expressly provided in this Agreement or mutually agreed by the Parties in writing, any notice, communication or document (excluding payment) required to be given or made will be deemed given or made and effective upon actual receipt or, if earlier: (a) three (3) Business Days after deposit with an internationally-recognized overnight express courier with charges prepaid; or (b) five (5) Business Days after mailed by certified, registered or regular mail, postage prepaid, in each case addressed to a Party at its address stated above or to such other address as such Party may designate by written notice given in accordance with this Section 13.3.

13.4         Governing Law; Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to the application of principles of conflicts of law.

13.5         Binding Effect. This Agreement will be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

13.6         Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

13.7         Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original and both of which, together, will constitute a single agreement. Each Party may execute this Agreement by facsimile transmission or in Adobe™ Portable Document Format (“PDF”) sent by electronic mail. In addition, facsimile or PDF signatures of authorized signatories of any Party will be deemed to be original signatures and will be valid and binding, and delivery of a facsimile or PDF signature by any Party will constitute due execution and delivery of this Agreement.

13.8        Amendment; Waiver. This Agreement may be amended only by a written instrument executed by both Parties. Delay or failure of either Party at any time to require performance or to exercise any right arising out of any provisions will not be construed as a waiver. Any waiver by a party of a particular provision or right will be in writing, will be as to a particular matter (and, if applicable, for a particular period of time), and will be signed by the waiving Party. Except as expressly set forth in this Agreement, all rights and remedies available to a Party, under this Agreement or afforded by Applicable Law, will be cumulative and not in the alternative to any other rights or remedies that may be available to such Party.

13.9        Third Party Beneficiaries. Except as set forth in Sections 12.1 and 12.2, no Third Party (including employees of either Party) will have or acquire any rights by reason of this Agreement.

13.10        Purposes and Scope. The Parties understand and agree that the relationship between the Parties described herein is limited to the activities, rights and obligations as set forth in this Agreement. Nothing in this Agreement will be construed (a) to create or imply a general partnership between the Parties, (b) to make either Party the agent of the other for any purpose, (c) to alter, amend, supersede or vitiate any other arrangements between the Parties with respect to any subject matter not covered hereunder, (d) to give either Party the right to bind the other, (e) to create any duties or obligations between the Parties except as expressly set forth herein, or (f) to grant any licenses or any other rights other than as expressly set forth herein.

13.11       Assignment and Successors. Neither this Agreement nor any obligation of a Party hereunder may be assigned by either Party without the written consent of the other, which consent will not be unreasonably withheld, conditioned or delayed, provided that each Party may assign this Agreement and the rights, obligations and interests of such Party (a) in whole or in part, to any of its Affiliates, provided that the assigning party will remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate; or (b) in whole, but not in part, to any purchaser or acquirer of all or substantially all of its assets to which this Agreement relates.

13.12         Force Majeure. Neither Enumeral nor MDACC will be liable for failure of or delay in performing obligations set forth in this Agreement, and neither will be deemed in breach of its obligations, if such failure or delay is due to a Force Majeure. In the event of such Force Majeure, the Party affected will use commercially reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder. Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within ten (10) days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure will be tolled for the duration of such force majeure. If a force majeure persists for more than thirty (30) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement, in order to mitigate the delays caused by such force majeure.

13.13         Interpretation. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rules of construction to the effect that any ambiguities are resolved against the drafting Party will not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement will be construed fairly as to each Party and not in a favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement. In addition, unless a context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders, the word “or” is used in the inclusive sense (or) and the word “including” is used without limitation and means “including without limitation”. Unless otherwise specified, references in this Agreement to any Article will include all Sections, subsections and paragraphs in such Article, references to any Section will include all subsections and paragraphs in such Section, and references in this Agreement to any subsection will include all paragraphs in such subsection. The words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision. All references to days in this Agreement will mean calendar days, unless otherwise specified. Unless the context requires otherwise: (i) any definition of or reference to any agreement, instrument or other document herein will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein): (ii) any reference to any Applicable Laws herein will be construed as referring to such Applicable Laws as from time to time enacted, repealed or amended; (iii) any reference herein to any person will be construed to include the person’s successors and permitted assigns; (iv) any reference herein to the words “mutually agree” or “mutual written agreement” will not impose any obligation on either party to agree to any terms relating thereto or to engage in discussions relating to such terms except as such party may determine in such party’s sole discretion; (v) all references herein to Sections or Exhibits will be construed to refer to Sections and Exhibits to this Agreement; (vi) except as otherwise expressly provided herein all references to “$” or “dollars” refer to the lawful money of the U.S.; and (ix) the words “copy” and “copies” and words of similar import when used in this Agreement include, to the extent available, electronic copies, files or databases containing the information, files, items, documents or materials to which such words apply. This Agreement has been prepared in the English language and the English language will control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement will be in the English language.

13.14         Integration; Severability. This Agreement sets forth the entire agreement with respect to the subject matter hereof and thereof and supersedes all other agreements and understandings between the Parties with respect to such subject matter. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties with respect to the subject matter of this Agreement other than as are set forth in this Agreement and any other documents delivered pursuant hereto or thereto. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement will not be affected.

13.15         Further Assurances. Each of MDACC and Enumeral, upon the request of the other Party, and without further consideration, will do, execute, acknowledge, and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney, instruments and assurances as may be reasonably necessary to effect complete consummation of the transactions contemplated by this Agreement, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement. The Parties agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

13.16         Expenses. Each of the Parties will bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby and thereby.

13.17         Texas State Agency. MDACC is an agency of the State of Texas and under the constitution and laws of the State of Texas possesses certain rights and privileges, is subject to certain limitations and restrictions, and only has such authority as is granted to it under the constitution and laws of the State of Texas. Notwithstanding any provision hereof, nothing in this Agreement is intended to be, nor will it be construed to be, a waiver of the sovereign immunity of the State of Texas or a prospective waiver or restriction of any of the rights, remedies, claims, and privileges of the State of Texas. Moreover, notwithstanding the generality or specificity of any provision hereof, the provisions of this Agreement as they pertain to MDACC are enforceable only to the extent authorized by the constitution of the State of Texas and laws of the State of Texas; accordingly, to the extent any provision hereof conflicts with the constitution or laws of the State of Texas or exceeds the right, power or authority of MDACC to agree to such provision, then that provision will not be enforceable against MDACC or the State of Texas.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

ENUMERAL BIOMEDICAL HOLDINGS, INC.

By:	/s/ Kevin G. Sarney
Name:	Kevin G. Sarney
Title:	VP of Finance, Chief Accounting Officer & Treasurer

THE UNIVERSITY OF TEXAS M. D. ANDERSON CANCER CENTER

By:	/s/ Chris McKee
Name:	Chris McKee
Title:	VP, Business Operations

EXHIBIT A

WORK PLAN NO. 1

[To be attached and incorporated when agreed to by the JSC.]

Exhibit A

EXHIBIT B

Protocol for MDACC Materials

[To be attached and incorporated when agreed to by the JSC.]

Exhibit B

EXHIBIT C

Collaboration Targets

[To be attached and incorporated when agreed to by the JSC.]

Exhibit C

EXHIBIT D

Collaboration indications

[To be attached and incorporated when agreed to by the JSC.]

Exhibit D

SCHEDULE 1

CALCULATION OF NET INCOME FOR PRODUCTS

“Advertising” means the advertising and promotion of Licensed Products in the Territory through any means, including, without limitation: (a) television and radio advertisements; (b) advertisements appearing in journals, newspapers, magazines, the internet or other media; (c) seminars and conventions; (d) packaging design; (e) professional education programs; (f) visual aids and other selling materials; (g) hospital formulary committee presentations; and (h) presentations to state and other governmental formulary committees; provided, that, Advertising will exclude Sales Calling and General Public Relations. With regard to advertising and promotion that include products other than any Licensed Products, the JSC will determine the percentage of such advertising and promotion that will be deemed Advertising for the purposes of this Agreement.

“Commercialization Expense” means the sum of: (a) Sales and Marketing Expense; (b) any reasonable out-of-pocket costs incurred in creating, prosecuting, maintaining, enforcing and defending trademarks for use, or potential use, on the Licensed Product; (c) costs incurred in preparing, filing, prosecuting, maintaining and defending MDACC Patent Rights or Enumeral Collaboration Patent Rights covering a Licensed Product in the Territory; (c) License Fees; (d) the Distribution Fee; and (e) any other out-of-pocket cost or expense expressly stated to be a Commercialization Expense in this Agreement or under the applicable Commercialization Plan or otherwise actually incurred by the Sole ADC Party and applicable to the Commercialization of a Licensed Product.

“Cost of Goods” means Manufacturing Costs attributable to the Manufacture of a Licensed Product (including the cost of API) for sale in the Territory or the cost of purchase from a Third Party of a Licensed Product for sale in the Territory.

“Distributor” means any Person that purchases any Licensed Product from the Sole ADC Party or any of the Sole ADC Party Affiliates or Distributors for the purpose of reselling that Licensed Product to end users in the Territory (including any wholesalers, pharmacists or hospitals).

“Distribution Fee” means a distribution fee in an amount to be negotiated in good faith and mutually agreed by the Parties.

“General Public Relations” means any public relations activity (including a press release or image piece) which: (a) promotes generally the business of a company or deals in a general manner with the activities of such company in a general pharmaceutical market; and (b) mentions in an incidental manner the fact that such company or its Affiliates markets or sells one or more of the Licensed Products or provides other incidental information concerning one or more of the Licensed Products. Announcements related to this Agreement or that concern primarily the relationship of either Party to each other are not General Public Relations and must be agreed upon by both Parties in writing prior to release.

Schedule 1

“License Fees” means all upfront payments, milestone payments, license fees, royalties or other payments payable to any Third Party by the Sole ADC Party under any Third Party license agreement or distribution agreement to the extent such payments are attributable to sale of a Licensed Product in the Territory. If the rights under any Third Party license agreement or distribution agreement are also attributable to products other than any Licensed Products then only an equitable portion of any amounts payable under it will be allocated to Licensed Products as License Fees, as determined by the JSC in good faith.

“Manufacturing Cost” means with respect to any API or Licensed Product Manufactured by or on behalf of the Sole ADC Party, the Sole ADC Party’s costs of Manufacturing the API or Licensed Product plus five percent (5%). For purposes of clarity, the Sole ADC Party’s cost of Manufacturing will be calculated in accordance with the methodology as consistently applied throughout the organization, and will be the sum of the following components: (a) direct costs, including manufacturing labor and materials directly used in Manufacturing the API or Licensed Product by the Sole ADC Party or its Affiliates and allocated supervisory costs of the manufacturing department; (b) direct labor and allocated supervisory costs of non-manufacturing departments (such as quality) attributable to the API or Licensed Product based on space occupied or head-count or other activity-based method); (c) toll process and other charges incurred by the Sole ADC Party for outsourcing the Manufacture of the API or Licensed Product and the cost of supervising and managing the Third Party manufacturers, and of receipt, incoming inspections, storage, packaging, handling quality control testing and release of the outsourced items; and (d) any other reasonable and customary out-of-pocket costs borne by the Sole ADC Party for the testing, transport, customs clearance, duty, insurance, storage or packaging of the API or Licensed Product. If the Sole ADC Party elects to Manufacture any such API or Licensed Product at a Manufacturing facility owned and operated by the Sole ADC Party, then the costs set forth in clauses (a) and (b) above will be pro-rated based on capacity utilized by the Sole ADC Party in the Manufacture of the API or Licensed Product, as the case may be, or any intermediate thereof at the facility as compared to the capacity used to manufacture any other product or intermediate. The basis for all allocations under this Section will be included in any invoice for Manufacturing Costs and all allocations under this Section will be based on space occupied or head-count or other activity-based method. The following expenses are not included in Manufacturing Costs: (a) inventory carrying costs; (b) regulatory affairs costs; (c) pilot plant costs, research batches and other similar costs prior to turnover to manufacturing; (d) costs incurred by manufacturing for special projects; (e) manufacturing start-up costs; (f) idle capacity cost; (g) product liability or business interruption insurance expenses; (h) financing charges for plant and equipment; (i) costs of general corporate and regional and divisional office activities; (j) non-standard costs such as abnormal waste or rework, experiments, unallocated production costs; and (k) inventory adjustments such as adjustments to inventory concerning revaluation to new standards, stock conversions, capitalized/amortized production variances, shortages or overages, and damage or obsolescence of regular on-hand inventory.

“Net Income” means: (a) with respect to a Licensed Product that is an Out-Licensed Product, the Out-Licensing Proceeds minus the Out-Licensing Costs and Expenses; and (b) with respect to a Licensed Product that is not an Out-Licensed Product, the Net Sales minus the sum of (i) the Cost of Goods of such Licensed Product and (ii) the Commercialization Expenses applicable to that Licensed Product, in each case, incurred in a given Calendar Quarter for that Licensed Product.

Schedule 1

“Net Sales” means the gross amount billed or invoiced by the Sole ADC Party or any of its Affiliates, (each, a “Seller”) to Third Parties throughout the Territory for sales or other dispositions or transfers for value of Licensed Products less: (a) allowances for normal and customary trade, quantity and cash discounts actually allowed and taken; (b) transportation, insurance, postage charges and customs duties, if prepaid by the Seller and included on Seller’s bill or invoice or as a separate item; (c) amounts repaid or credited by reason of rejections, defects, recalls or returns or because of retroactive price reductions or wholesaler chargebacks; (d) chargebacks and discounts to managed care organizations, and other group purchasing organizations, to the extent actually allowed; and (e) sales, value added, use and other consumption taxes to the extent included on the bill or invoice or as a separate item. In addition, Net Sales are subject to the following:

(i)          If any Seller effects a sale, disposition or transfer of any Licensed Product to a customer in a particular country other than on customary commercial terms or as part of a package of products and services, the Net Sales of such Licensed Product to such customer will be deemed to be “the fair market value” of such Licensed Product.  For purposes of this subsection (i), “fair market value” means the value that would have been derived had such Licensed Product been sold as a separate product to another customer in the applicable country on customary commercial terms.

(ii)         In the case of pharmacy incentive programs, hospital performance incentive program chargebacks, disease management programs, similar programs or discounts on products, all discounts will be allocated among products on the basis on which such discounts were actually granted or, if such basis cannot be determined, in proportion to the respective list prices of such products.

(iii)        For purposes of this Agreement, “sale” will mean any transfer or other distribution or disposition, but will not include transfers or other distributions or dispositions of Licensed Product at no charge for academic research, preclinical, clinical, or regulatory purposes (including the use of any Licensed Product in Clinical Trials) or in connection with patient assistance programs or other charitable purposes or to physicians or hospitals for promotional purposes (including free samples to a level and in an amount which is customary in the industry or which is reasonably proportional to the market for such Licensed Product).

(iv)        For the purposes of this definition, a Seller will include a Distributor acting as an actual or constructive sublicensee of rights granted hereunder with respect to sales of any Licensed Product in a particular country in the Territory, as evidenced by the fact that the Distributor holds (A) sales and distribution rights for the Licensed Product in that country, coupled with (B) pricing authority or government pricing negotiation authority with respect to wholesalers or sub-distributors in that country.

Schedule 1

(v)         If a Licensed Product is sold in the form of a combination therapy containing both such Licensed Product and one or more independent pharmaceuticals other than a Compound (for the purpose of this Section, a “Combination Licensed Product”), the Net Sales of such Licensed Product for the purpose of calculating royalties or other payments owed by a Party under this Agreement for sales of such Licensed Product, will be determined as follows: first, such Party will determine the actual Net Sales of such Combination Licensed Product (using the above provisions) and then such amount will be multiplied by the fraction A/(A+B), where A is the invoice price of such Licensed Product, if sold separately, and B is the total invoice price of the other independent pharmaceuticals or devices in the Combination Licensed Product if sold separately. If the other independent pharmaceuticals or devices are not sold separately by such Party, Net Sales will be calculated by multiplying actual Net Sales of such Combination Licensed Product by a fraction A/C where A is the invoice price of such Licensed Product if sold separately, and C is the invoice price of the Combination Licensed Product where the maximum value of the fraction A/C equals one (1). If neither such Licensed Product nor the other independent pharmaceuticals or devices of the Combination Licensed Product is sold separately, the adjustment to Net Sales will be determined by the Parties in good faith to reasonably reflect the fair value of the contribution of such Licensed Product in the Combination Licensed Product to the total market value of such product.

In the case of pharmacy incentive programs, hospital performance incentive programs, chargebacks, disease management programs, similar programs or discounts on portfolio product offerings, all rebates, discounts and other forms of reimbursements will be allocated among products on the basis on which such rebates, discounts and other forms of reimbursements were actually granted or, if such basis cannot be determined, in accordance with the selling Party’s or its Affiliates’ existing allocation method; provided that any such allocation will be done in accordance with Applicable Law, including any price reporting laws, rules and regulations.

“Out-Licensing Costs and Expenses” means: (a) the costs and expenses incurred by the Sole ADC Party in connection with the negotiation and execution of any Out-Licensing Transaction, including all legal costs and expenses, and the fees and expenses of any Third Party consultant, incurred with respect to the conduct of activities under any Out-Licensing Plan or the negotiation and execution of an Out-Licensing Transaction; and (b) the costs and expenses incurred or paid by the Sole ADC Party, including any research, development, commercialization or patent-related costs and expenses, to the extent paid by the Sole ADC Party with respect to a Licensed Product pursuant to an Out-Licensing Transaction.

“Out-Licensing Proceeds” all consideration and payments, including without limitation, upfront fees, milestone payments and royalty payments, received by the Sole ADC Party from a Third-Party as consideration attributable to an Out-Licensing Transaction. Notwithstanding the foregoing, Out-Licensing Proceeds will not include amounts the Sole ADC Party receives from a Third Party: (a) for the supply of products or for research or other services provided by the Sole ADC Party (including manufacturing or commercialization services), to the extent the payments do not exceed the fair market value of such services plus a reasonable margin consistent with industry practice; or (b) for the purchase of an equity interest in the Sole ADC Party to the extent the purchase price does not exceed the then-fair market value of such equity.

Schedule 1

“Sales and Marketing Expense” means all actual reasonable out-of-pocket costs including, without limitation, costs of outsourcing any of the following functions (as agreed upon by the JSC) and all internal costs (on an applicable FTE basis at an agreed upon the applicable FTE rate for those Enumeral or MDACC individuals, respectively, dedicated or allocated to the Licensed Product incurred by a Party) that are directly attributable to the following functions for the sale, promotion and marketing of a Licensed Product in the Territory: (a) market research on such Licensed Product; (b) marketing, Advertising and promoting of Licensed Products (including, without limitation, public relations targeted specifically at Licensed Products, educational expenses, advocate development programs and symposia, trade shows, sales meetings, direct to consumer/patient advertising, agency fees for the development of promotional materials and printing of promotional materials); (c) training and communication materials for the Licensed Products; (d) corporate accounts; (e) managed care; (f) sales force training; (g) sales call or other sales force costs applicable to a Licensed Product that are not otherwise covered in a separate agreement between the Parties; (h) product hotlines; (i) reimbursement support; (j) contracting; (k) Pricing; (l) conducting patient assistance programs, investigator initiated studies and Phase V studies in the Territory for Licensed Products (including, without limitation, fully-absorbed Manufacturing or purchasing costs for any Licensed Product utilized in such patient assistance programs); (m) telemarketing services; (n) medical and product advisory boards; (o) medical science liaisons; (p) medical affairs; and (q) market development activities and other similar pre-launch activities. Sales and Marketing Expense will not include: (i) any General Public Relations or any other activities that promote the business of a Party as a whole without specifically referencing any Licensed Product; (ii) any sales calls or other sales force costs applicable to a Licensed Product to the extent covered in a separate agreement between the Parties; or (iii) the pro-rata share of any expenses set forth in (a)-(q) above that are directed at General Public Relations or any other activities or products of the Sole ADC Party not directed at a Licensed Product.

In calculating the Net Income under this Agreement, the following principles will apply:

A.	There will be no double counting of any costs or expenses or of any revenues, and to the extent a cost or expense has been included in one category or sub-category, it will not be included in another; similarly, to the extent any revenue has been taken into account in one category or sub-category it will not be taken into account in another.

B.	When allocating costs and expenses under this Agreement, each Party will utilize the same policies and principles as it utilizes consistently within its group and business units when making internal cost allocations.

C.	To the extent an item of income or revenue is received by a Party or a cost or expense is incurred by a Party, and is necessary and specifically and directly identifiable, attributable and allocable to the Commercialization of the Licensed Product and is not otherwise accounted for in the calculation of Net Income, such Party will credit such income or revenue and will be permitted to charge such cost or expense to the Net Income.

D.	All costs and expenses will be determined, and all calculations will be made, in accordance with GAAP, as applicable.

Schedule 1

SCHEDULE 2

FORM OF PRESS RELEASE

Enumeral and MD Anderson

Enter Into Collaborative Research and Development Agreement

Strategic Collaboration Aims to Discover and Develop Potentially Novel Antibodies Against Specified Targets for Immunotherapy

CAMBRIDGE, Mass. and HOUSTON, Texas—January 11, 2016—Enumeral Biomedical Holdings, Inc. (OTCQB: ENUM), today announced that it has entered into a Collaborative Research and Development Agreement with The University of Texas MD Anderson Cancer Center.

Scientists from Enumeral and MD Anderson will collaborate on the discovery and development of novel monoclonal antibodies against specified targets in immuno-oncology, leveraging Enumeral’s antibody discovery and patient-centric immune profiling platform and MD Anderson’s preclinical and development expertise and infrastructure. Under the terms of the agreement, Enumeral and MD Anderson will share the costs of such research and development activities, and will each be granted the right to receive a percentage of the net income from product sales or any payments associated with licensing or otherwise partnering a program with a third party.

“This strategic collaboration leverages the considerable experience of MD Anderson in translational medicine and clinical oncology and Enumeral’s core strengths of antibody discovery and patient-centric functional immune profiling," said Arthur H. Tinkelenberg, Ph.D., Enumeral’s President and Chief Executive Officer. “With our platform’s ability to measure the effects of novel antibody candidates on human lymphocyte function in tumor biopsy samples from patients, and MD Anderson’s deep expertise and infrastructure for preclinical and clinical oncology product development, we believe working with MD Anderson and their Oncology Research for Biologics and Immunotherapy Translation (ORBIT) team is an ideal way to accelerate the discovery and development of novel antibody therapies which may increase the rates of response and provide for more durable outcomes in the treatment of cancer.”

ORBIT is a translational research platform of MD Anderson’s Moon Shots Program, which aims to accelerate the conversion of scientific knowledge into clinical advances that reduce cancer deaths.

"With its team of industry-seasoned scientists embedded in a top-notch cancer center, ORBIT was launched to establish this type of collaborations,” said Carlo Toniatti, M.D., Ph.D., executive director of ORBIT. “Successful development of novel anti-cancer antibodies requires faultless integration of drug development expertise, deep biological knowledge and clinical development capabilities.  We are confident that through this collaboration we will accelerate the delivery of innovative and efficacious therapies to our patients.”

Schedule 2-1

About Enumeral

Enumeral is a biopharmaceutical company discovering and developing novel antibody immunotherapies that help the immune system fight cancer and other diseases. The Company is building a pipeline focused on next-generation checkpoint modulators, with initial targets including PD-1, TIM-3, LAG-3, OX40, and VISTA. In developing these agents, Enumeral’s researchers apply a proprietary immune profiling technology platform that measures functioning of the human immune system at the level of individual cells, providing key insights for candidate selection and validation. For more information on Enumeral, please visit www.enumeral.com.

About MD Anderson

The University of Texas MD Anderson Cancer Center in Houston ranks as one of the world's most respected centers focused on cancer patient care, research, education and prevention. The institution’s sole mission is to end cancer for patients and their families around the world. MD Anderson is one of only 45 comprehensive cancer centers designated by the National Cancer Institute (NCI). MD Anderson is ranked No.1 for cancer care in U.S. News & World Report’s “Best Hospital’s” survey. It has ranked as one of the nation’s top two hospitals since the survey began in 1990, and has ranked first for 11 of the past 14 years. MD Anderson receives a cancer center support grant from the NCI of the National Institutes of Health (P30 CA016672).

Forward Looking Statements Disclosure

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements reflect current beliefs of Enumeral Biomedical Holdings, Inc. (“Enumeral”) with respect to future events and involve known and unknown risks, uncertainties, and other factors affecting operations, market growth, Enumeral’s stock price, services, products and licenses. No assurances can be given regarding the achievement of future results, and although Enumeral believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, actual results may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, performance or achievements, or industry results to differ materially from those contemplated by such forward-looking statements include, among others, the risks that (a) Enumeral’s expectations regarding market acceptance of the Company’s business in general and the Company’s ability to penetrate the antibody discovery and development fields in particular, as well as the timing of such acceptance, (b) Enumeral’s ability to attract and retain management with experience in biotechnology and antibody discovery and similar emerging technologies, (c) the scope, validity and enforceability of Enumeral’s and third party intellectual property rights, (d) Enumeral’s ability to raise capital when needed and on acceptable terms and conditions, (e) Enumeral’s ability to comply with governmental regulation, (f) the intensity of competition, (g) changes in the political and regulatory environment and in business and fiscal conditions in the United States and overseas and (h) general economic conditions.

Schedule 2-2

More detailed information about Enumeral and risk factors that may affect the realization of forward-looking statements, including forward-looking statements in this press release, is set forth in Enumeral’s filings with the Securities and Exchange Commission. Enumeral urges investors and security holders to read those documents free of charge at the Commission’s website at http://www.sec.gov. Forward-looking statements speak only as to the date they are made, and except for any obligation under the U.S. federal securities laws, Enumeral undertakes no obligation to publicly update any forward-looking statement as a result of new information, future events or otherwise.

Contacts

Burns McClellan, Inc., on behalf of Enumeral Biomedical Holdings

Investors

Steve Klass, 212-213-0006

sklass@burnsmc.com

or

Media

Justin Jackson, 212-213-0006, ext. 327

jjackson@burnsmc.com

MD Anderson:

Ron Gilmore, 713-745-1898

Rlgilmore1@mdanderson.org

Schedule 2-3